UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material under §240.14a-12

Tellurian Inc.

(Name of Registrant as Specified In Its Charter)

Woodside Energy Group Ltd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

This filing contains the following communications:

1.	A press release issued by Woodside Energy Group Ltd (“Woodside”) on July 22, 2024 relating to Woodside’s entry into a definitive agreement to acquire Tellurian Inc. (“Tellurian”) (the “Acquisition”).

2.	A transcript of the conference call held by Woodside on July 22, 2024 relating to the Acquisition.

3.	An investor presentation published by Woodside on July 22, 2024 relating to the Acquisition.

4.	Social media posts of Woodside published on July 22, 2024 relating to the Acquisition.

1. A press release issued by Woodside on July 22, 2024 relating to the Acquisition:

Woodside Energy Group Ltd

ACN 004 898 962

Mia Yellagonga

11 Mount Street

Perth WA 6000

Australia

T +61 8 9348 4000

www.woodside.com

ASX: WDS

NYSE: WDS

LSE: WDS

Announcement

Monday, 22 July 2024

WOODSIDE TO ACQUIRE TELLURIAN AND DRIFTWOOD LNG

•	Creates a global LNG powerhouse

•	Attractive entry into scalable, fully permitted 27.6 million tonnes per annum (Mtpa) US LNG development option

•	Significant cash generation potential to underpin long-term shareholder returns

Woodside has entered into a definitive agreement to acquire all issued and outstanding common stock of Tellurian (NYSE: TELL) including its owned and operated US Gulf Coast Driftwood LNG development opportunity (“Driftwood LNG”).

The consideration for the transaction is an all-cash payment of approximately $900 million, or $1.00 per share of outstanding Tellurian common stock. The implied enterprise value is approximately $1,200 million.1 This represents an attractive entry into an opportunity with more than $1 billion of expenditure incurred to date.

“The acquisition of Tellurian and its Driftwood LNG development opportunity positions Woodside to be a global LNG powerhouse,” said Woodside CEO Meg O’Neill.

“It adds a scalable US LNG development opportunity to our existing approximately 10 Mtpa of equity LNG in Australia. Having a complementary US position would allow us to better serve customers globally and capture further marketing optimisation opportunities across both the Atlantic and Pacific Basins.

“The Driftwood LNG development opportunity is competitively advantaged. Woodside expects to leverage its global LNG expertise to unlock this fully permitted development and expand our relationship with Bechtel which is the EPC contractor for both Driftwood LNG and our Pluto Train 2 project in Australia.

[1]

Includes $50 million for Tellurian’s Series C Convertible Preferred equity shares, ~$90 million of net debt, a ~$90 million net working capital adjustment, ~$65 million for management and debt change of control costs. Does not include expected interim funding from signing to close or management construction incentive payment awards.

“Through this acquisition, we are delivering on our strategy to thrive through the energy transition. Woodside believes that LNG will play a key role in the energy transition and is well positioned to deliver the energy the world needs while delivering significant value to our shareholders.”

Strategic rationale

The acquisition of Tellurian and its Driftwood LNG development opportunity strengthens Woodside’s positioning to deliver on our strategy to thrive through the energy transition. The expected benefits of the acquisition include:

•	Expanding Woodside’s position as a leading independent LNG company;

•	Adding a high-quality, fully permitted US LNG development option to Woodside’s portfolio;

•	Leveraging Woodside’s LNG development, operations and marketing expertise to unlock the development and create value;

•	Enabling value creation from marketing optimisation with geographic diversification;

•	Increasing long-term cashflow generation potential with a phased development to manage investment decisions aligned with Woodside’s capital allocation framework; and

•	Supporting Woodside’s carbon competitiveness through increased exposure to LNG and potential to reduce the average Scope 1 and 2 emissions intensity of Woodside’s LNG portfolio.

Woodside’s target of reducing net equity Scope 1 and 2 emissions by 2030, and aspiration for net zero by 2050, are unchanged.2

Driftwood LNG

Driftwood LNG is a fully permitted, pre-final investment decision (FID) development opportunity located near Lake Charles, Louisiana. The current development plan comprises five LNG trains through four phases, with a total permitted capacity of 27.6 Mtpa.

The foundation development includes Phase 1 (11 Mtpa) and Phase 2 (5.5 Mtpa). Woodside is targeting FID readiness for Phase 1 of the Driftwood LNG development opportunity from the first quarter of 2025.

The Driftwood LNG development opportunity is competitively advantaged:

•

The development is fully permitted, and has a valid non-free trade agreement (FTA) export authorisation. The development also recently received an extension of its Federal Energy Regulatory Commission (FERC) authorisation;

•

The design is cost and carbon competitive. Woodside expects development costs of ~$900-960/tonne for Phase 1 and 2.[3]The contracting strategy is a lump-sum turnkey contract with LNG contractor Bechtel; and

•

Construction has commenced, with pilings for Trains 1 and 2 complete, foundation work in progress and pilings underway for the LNG tanks. The progress on ground work reduces the risk to EPC timeline and cost.

[2]

Woodside’s net emissions reduction targets are for net equity Scope 1 and 2 greenhouse gas emissions, with a targeted reduction of 15% by 2025, 30% by 2030, with an aspiration of net zero by 2050. The net emissions reduction targets are relative to a starting base representative of the gross annual average equity Scope 1 and 2 greenhouse gas emissions over 2016-2020 and may be adjusted (up or down) for potential equity changes in producing or sanctioned assets with a final investment decision prior to 2021.

[3]	Includes EPC (engineering, procurement, construction), owner’s costs and contingency costs. Excludes pipeline costs.

Transaction details

Under the proposed transaction Woodside, or a wholly owned subsidiary of Woodside, will acquire 100% of the issued and outstanding shares of common stock of Tellurian Inc. (“Tellurian”).

Tellurian’s Board of Directors has approved the transaction and has recommended that its shareholders approve the transaction. The transaction is targeting completion in the fourth quarter of the 2024 calendar year.

The transaction is subject to satisfaction of customary conditions precedent, including maintenance of validity for existing authorisations (e.g. Department of Energy (DOE) and FERC), Tellurian shareholder approval, regulatory approval and other approvals.

In connection with entry into a binding agreement to acquire Tellurian, Woodside will provide a loan to Tellurian of up to $230 million to ensure Driftwood LNG site activity and de-risking activities maintain momentum prior to completion of the transaction. The loan is secured by a first priority lien over the borrower’s assets subject to customary exclusions. The latest maturity date for the loan is 15 December 2024 or the date of transaction completion.

Woodside’s sole financial adviser is PJT Partners and its legal adviser is Norton Rose Fulbright.

About Woodside

Woodside led the development of the LNG industry in Australia. With a focused portfolio, Woodside is recognised for its world-class capabilities as an integrated upstream supplier of energy. Woodside’s proven track record and distinctive capabilities are underpinned by 70 years of experience.

About Tellurian

Tellurian aims to generate shareholder value by establishing a competitive LNG enterprise, effectively supplying natural gas to customers worldwide. Headquartered in Houston, Texas, Tellurian is developing Driftwood LNG, an approximately 27.6 Mtpa LNG export facility and associated pipeline.

Teleconference

A conference call providing an overview of the transaction with a question and answer session will be hosted by Woodside CEO and Managing Director Meg O’Neill on Monday, 22 July 2024 at 08:00 AWST/10:00 AEST (19:00 CDT Sunday, 21 July 2024).

We recommend participants pre-register five to 10 minutes prior to the event with one of the following links:

•	https://webcast.openbriefing.com/wds-ann-2024/ to listen to a live stream of the question-and-answer session

•

https://s1.c-conf.com/diamondpass/10040740-jh78y6.html to participate in the question and answer session. Following pre-registration, participants will receive the teleconference details and a unique access passcode.

An investor presentation follows this announcement and will be referred to during the conference call. It will also be made available on the Woodside website (www.woodside.com) and has today been submitted to the FCA National Storage Mechanism and will shortly be available for inspection at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

A copy of the transcript of the conference call will also be submitted to the National Storage Mechanism and will be available for inspection at the web address set out above following the conclusion of the conference call.

Contacts:

INVESTORS	MEDIA
Marcela Louzada	Christine Forster (Australia)
M: +61 456 994 243	M: +61 484 112 469
E: investor@woodside.com	E: christine.forster@woodside.com

Rob Young (United States)
M: +1 281 790 2805
E: robert.young@woodside.com

This announcement was approved and authorised for release by Woodside’s Disclosure Committee.

Announcement contains inside information

This announcement contains inside information. Marcela Louzada, Vice President Investor Relations is responsible for release of this announcement.

Forward-looking statements

This presentation contains forward-looking statements with respect to Woodside’s business and operations, market conditions, results of operations and financial condition, including, for example, but not limited to, statements regarding Woodside’s proposed acquisition of Tellurian, the development, completion and execution of Woodside’s projects, expectations regarding future capital expenditures, future results of projects, operating activities, new energy products, expectations and plans for renewables production capacity and investments in, and development of, renewables projects, expectations and guidance with respect to production, investment expenditure and gas hub exposure for 2024, and expectations regarding the achievement of Woodside’s net equity Scope 1 and 2 greenhouse gas emissions targets. All statements, other than statements of historical or present facts, are forward-looking statements and generally may be identified by the use of forward-looking words such as ‘pathway’, ‘guidance’, ‘foresee’, ‘likely’, ‘potential’, ‘anticipate’, ‘believe’, ‘aim’, ‘estimate’, ‘expect’, ‘intend’, ‘may’, ‘target’, ‘plan’, ‘strategy’, ‘forecast’, ‘outlook’, ‘project’, ‘schedule’, ‘will’, ‘should’, ‘seek’ and other similar words or expressions. Similarly, statements that describe the objectives, plans, goals or expectations of Woodside are forward-looking statements.

Forward-looking statements in this presentation are not guidance, forecasts, guarantees or predictions of future events or performance, but are in the nature of future expectations that are based on management’s current expectations and assumptions. Those statements and any assumptions on which they are based are subject to change without notice and are subject to inherent known and unknown risks, uncertainties, assumptions and other factors, many of which are beyond the control of Woodside, its related bodies corporate and their respective beneficiaries. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the occurrence, or failure or certain events to occur, of any event, change or other circumstances that could give rise to the termination of the merger agreement with Tellurian; the risk that the closing conditions for the acquisition of Tellurian will not be satisfied, including the risk that regulatory approvals will not be obtained, the risk that Tellurian shareholder approval will not be obtained, the possibility that the transaction will not be completed in the expected timeframe or at all, potential adverse effects to the businesses of Tellurian during the pendency of the transaction, the risk of security holder litigation relating to the transaction, including resulting expense or delay, the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realised or may take longer to realize than expected; challenges inherent in the development of LNG facilities, fluctuations in commodity prices, actual demand for Woodside products, currency fluctuations, geotechnical factors, drilling and production results, gas commercialisation, development progress, operating results, engineering estimates, reserve and resource estimates, loss of market, industry competition, environmental risks, climate related risks, physical risks, legislative, fiscal and regulatory developments, changes in accounting standards, economic and financial markets conditions in various countries and regions, political risks, project delay or advancement, regulatory approvals, the impact of armed conflict and political instability (such as the ongoing conflict in Ukraine or the Middle East) on economic activity and oil and gas supply and demand, cost estimates, and the effect of future regulatory or legislative actions on Woodside or the industries in which it operates, including potential changes to tax laws, and the impact of general economic conditions, inflationary conditions, prevailing exchange rates and interest rates and conditions in financial markets.

A more detailed summary of the key risks relating to Woodside and its business can be found in the “Risk” section of Woodside’s most recent Annual Report released to the Australian Securities Exchange and the London Stock Exchange and in Woodside’s most recent Annual Report on Form 20-F filed with the United States Securities and Exchange Commission (SEC) and available on the Woodside website at https://www.woodside.com/investors/reports-investor-briefings. You should review and have regard to these risks when considering the information contained in this presentation.

Investors are strongly cautioned not to place undue reliance on any forward-looking statements. Actual results or performance may vary materially from those expressed in, or implied by, any forward-looking statements.

Important additional information and where to find it

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Tellurian by an affiliate of Woodside. In connection with the proposed transaction, Tellurian intends to file relevant materials with the U.S. Securities and Exchange Commission (“SEC”), including Tellurian’s proxy statement in preliminary and definitive form. Promptly after filing the definitive proxy statement, Tellurian will mail the definitive proxy statement and a proxy card to the stockholders of Tellurian.

INVESTORS AND SECURITY HOLDERS OF TELLURIAN ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING TELLURIAN’S PROXY STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Investors and security holders of Tellurian are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov or free of charge from Tellurian on Tellurian’s investor relations website at https://tellurianinc.com/.

Participants in the solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Woodside, Tellurian and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Tellurian in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the definitive proxy statement referred to above. Security holders may also obtain information regarding the names, affiliations and interests of Woodside’s directors and executive officers in the Woodside Annual Report on Form 20-F for the fiscal year ended December 31, 2023, which was filed with the SEC on February 27, 2024. Security holders may obtain information regarding the names, affiliations and interests of Tellurian’s directors and executive officers in Tellurian’s definitive proxy statement in connection with its 2024 Annual Meeting of Stockholders (the “Tellurian Proxy Statement”), which was filed with the SEC on April 25, 2024, under “Proposal 1 —Election of Directors to the Company’s Board —Background Information About the Nominees and Other Directors,” “Proposal 1 —Election of Directors to the Company’s Board —Executive Officers,” “Compensation Discussion and Analysis” and “Security Ownership of Certain Beneficial Owners and Management.” To the extent that holdings of Tellurian’s securities have changed since the amounts printed in the Tellurian Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding Tellurian’s transactions with related persons is set forth under the caption “Certain Relationships and Related Party Transactions” in the Tellurian Proxy Statement. Additional information regarding the interests of such individuals in the proposed transaction will be included in the definitive proxy statement relating to the proposed transaction when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, Woodside’s website at www.woodside.com/investors and Tellurian’s website at https://tellurianinc.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Climate strategy and emissions data

All greenhouse gas emissions data in this presentation are estimates, due to the inherent uncertainty and limitations in measuring or quantifying greenhouse gas emissions, and our methodologies for measuring or quantifying greenhouse gas emissions may evolve as best practices continue to develop and data quality and quantity continue to improve.

Woodside “greenhouse gas” or “emissions” information reported are net equity Scope 1 greenhouse gas emissions, Scope 2 greenhouse gas emissions, and/or Scope 3 greenhouse gas emissions, unless otherwise stated.

For more information on Woodside’s climate strategy and performance, including further details regarding Woodside’s targets, aspirations and goals and the underlying methodology, judgements, assumptions and contingencies, refer to Woodside’s Climate Transition Action Plan 2023 (CTAP) available on the Woodside website at https://www.woodside.com/sustainability/climate-change. The glossary and footnotes to this presentation provide clarification regarding the use of terms such as “lower carbon” under Woodside’s climate strategy. A full glossary of terms used in connection with Woodside’s climate strategy is contained in the CTAP.

2. A transcript of the conference call held by Woodside on July 22, 2024 relating to the Acquisition:

Woodside Energy Group Ltd

ACN 004 898 962

Mia Yellagonga

11 Mount Street

Perth WA 6000

Australia

T +61 8 9348 4000

www.woodside.com

ASX: WDS

NYSE: WDS

LSE: WDS

Announcement

Monday, 22 July 2024

WOODSIDE TO ACQUIRE TELLURIAN TRANSCRIPT

Date: 22 July 2024

Time: 08:00 AWST / 10:00 AEST / 19:00 CDT (Sunday, 21 July 2024)

Start of Transcript

Operator: Thank you for standing by and welcome to the Woodside Energy Group Limited investor call. All participants are in a listen only mode. There will be a presentation followed by a question and answer session. If you wish to ask a question, you will need to press the star key followed by the number 1 on your telephone keypad. I would now like to hand the conference over to Ms Meg O’Neill, CEO and Managing Director. Please go ahead.

Meg O’Neill: Good morning everyone and thank you for joining this call. I am excited to announce Woodside’s agreement to acquire Tellurian and its US Gulf Coast Driftwood LNG development. I would like to begin by acknowledging the First Nations people of the various lands on which we live and work and pay my respects to their Elders past, present, and emerging.

Today I am joined on the call by our incoming Chief Operating Officer International, Daniel Kalms, and our Chief Financial Officer, Graham Tiver. In this call, we will provide an overview of the acquisition, deal rationale, and value creation opportunity before opening up to Q&A. Please take the time to read the disclaimers, assumptions, and other important information. I’d like to remind you that all dollar figures in today’s presentation are in US dollars unless otherwise indicated.

Going to slide 4. Today, Woodside has entered into a definitive agreement to acquire Tellurian and its advantaged US LNG development, Driftwood LNG. This acquisition positions Woodside to become a global LNG powerhouse and fits strongly with our strategy to thrive through the energy transition.

The acquisition is an attractive entry into a fully permitted pre-FID development option with expansion potential. Key civil works have already been completed. The Driftwood LNG development offers a pathway to complement our existing Australian LNG position, with an increase in material presence in the Atlantic Basin. This creates opportunity for value optimisation and arbitrage between the basins, underpinned by multiple competitive cost of supply LNG sources.

Another key benefit of this deal is the value Woodside unlocks from the start. We will leverage our LNG development, operations, and marketing expertise. We will bring our multidecade track record as a world class LNG player and our strong relationships with key suppliers and customers. We see a pathway to significant growth and cash generation underpinning shareholder returns in the 2030s.

Finally, this opportunity fits with our decarbonisation plans and has the potential to reduce the average Scope 1 and 2 emissions intensity of our LNG portfolio since it uses technologies to design out emissions.

Slide 5. The transaction comprises a cash offer of $1 per share or a total equity consideration of approximately $900 million, with an implied enterprise value of $1.2 billion. This provides a cost competitive entry into a near FID ready, fully permitted development that has had over $1 billion expenditure incurred to date in engineering and pre-FID civil and site works.

The Driftwood LNG project contemplates construction of five LNG trains in a phased development. It has a total permitted capacity of 27.6 million tonnes per annum. We expect to complete the deal in the fourth quarter this year and are targeting FID readiness for the Phase 1 development from the first quarter of 2025.

Let me explore the key value drivers for this transaction in more detail. Starting with our portfolio, this acquisition improves our already strong asset base, adding depth and optionality to our growth pipeline for the 2030s. It positions Woodside to be a global LNG powerhouse, differentiated with significant exposure across both the Pacific and Atlantic Basins.

Driftwood LNG is a high-quality US LNG development located in Louisiana. It is a fully permitted US development, holding both a valid non-FTA LNG export authorisation from the Department of Energy, and a Federal Energy Regulatory Commission authorisation which was recently approved for an extension. This means it is not impacted by the current US LNG pause.

The engineering procurement and construction contractor for the project is Bechtel, a company recognised in the industry for its capability and reputation for delivery. We have a strong relationship with Bechtel as the EPC contractor for our Pluto Train 2 development in Western Australia and have been very pleased with the progress to date.

The project also includes a 37-mile pipeline, providing multiple options for securing, sorry, providing multiple options for sourcing, low-cost feed gas. Additionally, there is a second 780-acre expansion site further south that offers future development optionality.

I now invite our incoming Chief Operating Officer International, Daniel Kalms, to cover the project in more detail.

Daniel Kalms: Thanks, Meg. I’m very excited about the proposed acquisition we’re announcing today in the high-quality Driftwood development option. The Driftwood LNG development is fully permitted for over 27 million tonnes per annum across multiple phases. Phases 1 and 2 are the proposed foundation development and include three trains of around 5.5 million tonnes per annum each which we would look to further debottleneck to increase capacity.

The Driftwood site is also permitted for further expansion, with Phases 3 and 4 which comprise one train each. The phased approach allows us to manage the pace of investment and also provides the ability to incorporate the latest technology in future phases.

This is a mature development option and we will move at pace, targeting being FID ready for the first phase from the first quarter of next year, with a pathway to achieving the return targets of our capital allocation framework.

We currently estimate a development cost of $900 to $960 per tonne of capacity for Phases 1 and 2. This includes EPC, owner’s costs, and contingency but excludes the pipeline. Let’s have a look at the development concept of Phases 1 and 2 in more detail.

The schematic on slide 9 shows what is included in each of the first two phases. The project design leverages best in class technology with a highly efficient liquefaction process and gas turbines, as well as flareless restart without gas recycle.

With this, we’re very comfortable stepping in at this point in the development. The development is well situated and will have a 37-mile pipeline to source gas from the abundant low cost US gas supplies. The connectivity of the pipeline system will provide us with optionality in sourcing gas.

One of the attractive elements of the Driftwood opportunity is that the construction has commenced, noting it is common in the US for some construction activity ahead of a final investment decision. For Train 1, the gas turbine and LNG compressor foundations are complete. Progress has also been made on some ancillary scopes, including the grading and piling work for the tanks and utilities. This completed groundwork has reduced the risk of the EPC timeline and its associated costs. I’ll now hand back to Meg.

Meg O’Neill: Thank you, Daniel. We are confident we can leverage our LNG expertise to unlock Driftwood LNG. Woodside has 35 years of operating experience in the LNG industry. We pioneered the LNG industry in Australia and shipped our first cargo to Japan in 1989.

We have strong relationships with global customers and a reputation as a reliable energy provider. Additionally, our existing US presence, including our offices in Houston, will simplify integration, including welcoming the Tellurian team into Woodside.

Going to slide 12. Another value driver for this transaction is our differentiated LNG business model. A typical US LNG project follows a traditional infrastructure model. The owners receive a fee for the gas sourced and processed through the facility, which usually provides stable returns with limited margin uplift.

The projects are generally project financed and consequently require long term FOB LNG contracts to be in place before FID for almost all committable project volumes. In our Australian operations, our integrated LNG model provides margin upside across the full value chain.

And we anticipate leveraging elements of this integrated model in the Driftwood LNG opportunity. We expect to retain a reasonable portion of the LNG production for our own portfolio marketing, enabling exposure to higher margins and leveraging our marketing, trading, and optimisation expertise.

Slide 13 illustrates why we see significant value in complementing our Pacific Basin position with one in the Atlantic Basin. Volumes from the US Gulf Coast can be delivered to Europe or Asia. This additional supply source in the Atlantic, combined with our portfolio LNG sales approach and long shipping strategy provides optionality and flexibility to unlock upside from marketing optimisation and arbitrage between the basins.

Now that we’ve shared how we plan to unlock value from the Driftwood LNG opportunity, let’s look at how this fits into our capital management framework. While Driftwood LNG is an attractive option, it is still pre-FID. We see a path to it being sanctioned in line with our capital allocation framework and will further progress FID readiness once we take ownership of the asset.

As we optimise the development plan and progress to FID, we will decide on the most value accretive financing strategy for this opportunity. We are disciplined in creating shareholder value, have a track record of positioning the balance sheet to accommodate growth, and we recognise that our strong dividend payout is an important element of our investment case.

Our capital management framework remains unchanged as reported on this slide. We have a strong underlying business generating significant cashflows. We have a robust investment grade credit rating and our balance sheet is in great shape with approximately 13% gearing at the end of June, which is at the lower end of our target range, and liquidity of approximately $8.5 billion.

We have multiple pathways to funding, including bringing in strategic partners to reduce our equity exposure in this project. We have already received multiple inbounds from companies interested in working with us in the US LNG market.

Our strategy for value creation is underpinned by our conviction that LNG will play an important role in the energy transition. LNG demand has grown by more than 60% in the last decade and Wood Mac is forecasting demand to grow by another 50% by 2033. Gas and LNG demand continues to grow globally and this acquisition increases our exposure to this market and strengthens our position as a global LNG player.

At the same time, the Driftwood LNG development is also carbon competitive. The design incorporates elements more advanced than prior generations of LNG trains, meaning it has the potential to reduce the average Scope 1 and 2 emissions intensity of Woodside’s LNG portfolio. There is also potential for further decarbonisation over the life of the asset, given the developing carbon capture and storage industry on the US Gulf Coast.

Going to slide 17. I’m very excited about today’s announcement. I would like to congratulate the Tellurian team members on bringing the Driftwood LNG development to this point and we look forward to getting to know you better.

To recap, this acquisition strongly fits our strategy to thrive through the energy transition. It strengthens our portfolio, giving an enviable mix of Pacific and Atlantic LNG exposure with scalability. Woodside’s multidecade track record in the LNG business gives us confidence we can unlock the development and create shareholder value.

And it increases our LNG exposure with growing demand that will support the energy transition. I will now open up to Q&A. I ask you to limit your questions to two to provide everyone with an opportunity to ask questions.

Operator: Thank you. If you wish to ask a question, please press star 1 on your telephone and wait for your name to be announced. If you wish to cancel your request, please press star 2. If you’re on a speakerphone, please pick up the handset to ask your question. Your first question today comes from Saul Kavonic with MST. Please go ahead.

Saul Kavonic: (MST, Analyst) Thank you, Meg. My main question would be for those of us who have been following Tellurian for some time, I mean Tellurian has been struggling to find LNG buyers to fund this project. They had to sell down this project over the last 12 months. What makes you think Woodside can achieve these things where Tellurian hasn’t managed to do so itself?

Meg O’Neill: Thanks for the question, Saul. Look, the investment thesis is totally different for Woodside. We do need to give Tellurian credit for acquiring a top tier opportunity and for progressing it to the place that we are at today, with engineering—front end engineering largely done, civils well advanced.

But the reality is they were trying to advance the project in a conventional US LNG mode where you need long term, 20-year binding offtake agreements to underpin project financing. We actually have deep capability. We are LNG experts. The ability that we bring to the project is to be able to move this forward on the strength of our capabilities in the marketplace.

I think our track record is an important area to reflect, Saul, if you look at some of the LNG offtake agreements we’ve signed in the first half of this year. We’ve managed to land agreements and offtake deals with top tier buyers and in many ways, I think that illustrates the strength of the Woodside brand in the LNG marketplace.

So we do have confidence that we’ll be able to move the project forward and we do have confidence that we will bring in high quality partners, just as we’ve done at Scarborough.

Saul Kavonic: (MST, Analyst) My second question would be on—could Woodside take FID here without selling down to one of those quality partners? If not, is there any risk to dividend payout dropping below the 80% cusp that we’ve seen over the last few years?

Meg O’Neill: Yes, thanks for the question, Saul. Look, our priorities at this point are first and foremost to work closely with Tellurian to complete all of the conditions precedent required to complete the transaction. We do have work to do as well with Bechtel to firm up the contracts.

As I said, we’ve had multiple inbounds from players who are interested in working with us on the—on US LNG opportunities generically. I think it’s premature to say what we would do as we approach the FID milestone. Again, if you look back at our track record with the Pluto/Scarborough developments, we had brought in one partner on the LNG train but we were holding out to make sure we had the right high quality partners in the offshore at the time we took that FID.

So I think we do have quite a bit of flexibility. But it’s probably too early to say at this point in time what our decision would look like as we approached that FID point. In terms of dividends and shareholder returns, we know our shareholders value our dividend and part of why we reiterated our capital management framework is to be really clear that nothing changes.

We have a strong focus on retaining our strong investment grade credit rating and we are committed to returning value to shareholders through the cycle. Dividend policy is 50% of net profit after tax [Clarification: 50% of net profit after tax excluding non-recurring items] but for the past decade, we’ve been paying out closer to 80% through the ups and downs of the commodity cycle and we recognise our shareholders do value the dividend and we’ll be working hard to ensure we can continue to provide that shareholder return that the market expects from us.

Saul Kavonic: (MST, Analyst) Great. Thank you. I’ll jump back in the queue.

Operator: Your next question comes from Gordon Ramsay with RBC Capital Markets. Please, go ahead.

Gordon Ramsay: (RBC Capital Markets, Analyst) Well, first of all, I just want to say congratulations on the transaction. I’m sure you’re all very proud. First question relates to the target start-up date for Phase 1. You’ve said it will be FID ready in the first quarter of 2025. So I’m interested in the target start-up date and potential CAPEX profile for Woodside, are you able to provide any information there?

Meg O’Neill: Gordon, I’ll hand that over to Daniel.

Gordon Ramsay: (RBC Capital Markets, Analyst) Thank you.

Daniel Kalms: Yes, thanks, Gordon, for the question. As we mentioned we’re targeting FID as early as Quarter 1 of next year. The project is fully permitted. We’ve got a FERC approval that goes out to Quarter 2 of 2029. We believe that if we take FID around that timeframe then we’re able to achieve commercial operations before we get to that date. But it will really depend on when we’re ready to take FID. But as we’ve said, as early as Quarter 1 of next year.

Gordon Ramsay: (RBC Capital Markets, Analyst) Okay. Thanks, Daniel. Then the second question relates to equity partners. I know it’s early stage but I’m just trying to get a feel for what kind of partners you might be targeting, obviously Aramco has been speculated in the press but what about supply chain lock in like owners of European LNG import terminals or European utilities, could you comment on what your strategy would be with a potential partner in the project?

Meg O’Neill: Gordon, I would probably take it back to the way we articulated what we wanted to do with the Scarborough project which is to bring in high-quality partners that share our view of the LNG industry and the importance of LNG to help meet the worlds future energy demands. We’re going to be pretty open-minded within that space. As I said, we’ve had a number of inbounds already but I’m not going to play my cards as to where those inbounds are coming from.

Gordon Ramsay: (RBC Capital Markets, Analyst) Okay. Thank you, Meg.

Meg O’Neill: Thanks, Gordon.

Operator: Your next question comes from Nik Burns with Jarden Australia. Please, go ahead.

Nik Burns: (Jarden Australia, Analyst) Thanks, Meg, and congratulations on the announcement today. Look, some would see this as an unusual step for Woodside acquiring what could be a material, mid-stream infrastructure project. Projects such as these are typically characterised as lower risk but lower reward. Not an area focus for Woodside in the past and not your historic risk reward profile. Can you just run through what your justification for Woodside going down this path is here and if it’s to gain access to Gulf Coast LNG capacity, couldn’t you achieve the same outcome via entering into agreements with one or more other projects? Thank you.

Meg O’Neill: Thanks, Nik. So actually, the slide I think that tells that story best is the one that talks about the differences between the infrastructure and integrated models. So we’ve historically had an integrated model which goes from the reservoir and the molecules all the way through to the customers. We actually see an opportunity to bring part of that strategy to the Tellurian and the Driftwood model where we will be able to offer customers more flexibility than many in the US infrastructure space can.

As I said in my comments, many of those players need project financing. To get project financing they have to be underpinned by long-duration contracts. I think we will be able to bring much of our marketing, and shipping and trading expertise to offer a value uplift versus what a traditional infrastructure investment might look like. Plus, on top of that, we’ve got our capability and development in operations and if you look at Pluto, for example, the way we’ve been able to de-bottleneck that asset over the ten years of operations, I think we’ve got world-class capabilities that allows us to generate additional value versus many others in this space.

Nik Burns: (Jarden Australia, Analyst) Okay, thanks, Meg. My second question, just around the CAPEX estimate, $900 to $960 a tonne, I just wanted to ask you about your confidence in this estimate. Is this based on data from Bechtel relating to this project in particular or is it your own internal estimate? Or and if it is from Bechtel, how long are these costs valid for? Is there an expiry date on that estimate? Thank you.

Meg O’Neill: Yes, thanks, Nik. So these are very recent cost estimates. We’ve been working very closely with the Tellurian team to understand the cost of development. There is further work that needs to happen as we get past the announcement of the deal to work with Bechtel to firm up the contract price that they would be able to present to us post-completion, but the data is extremely recent, and it is based on the Bechtel pricing.

Nik Burns: (Jarden Australia, Analyst) Got it. Thank you.

Operator: Your next question comes from James Byrne with Citi. Please, go ahead.

James Byrne: (Citi, Analyst) Good morning. Congratulations on the deal. So I wanted to ask about returns, picking up what Nik just asked about. Now, if you’re selling into say, Asia, you might get a mid 12s slope which at your $70 long-term assumption is just shy of $9. If we were to buy off-take out of the US, maybe we’re doing that at a toll of say, 2.40-2.50, 2.50 is shipping, if we use say a low to mid three Henry Hub, we’re getting to Asia at that same sort of mid eights to high eights delivered price. But those contract prices are incentivising an infrastructure-like return for US LNG projects.

So how exactly does Woodside go from say an 8% IRR—like if I look at Slide 12, model number 1 of the US projects, which in the current contract environment gets like an 8% IRR, how do we go from that 8% to more like a 12% which you’ve re-iterated today is your target return for LNG? Because at $900 a tonne, it’s not like you’re significantly more competitive than other US LNG projects that are proposed. Sourcing a gas supply I wouldn’t have thought you had a material benefit versus other sources of supply.

Now, you’ve mentioned already flexibility and de-bottlenecking, I guess what I’m asking is how can you help quantify those benefits that would take you from an infrastructure-like return all the way up to that 12% or more IRR?

Meg O’Neill: Thanks for the question, James. Look, as I said, the infrastructure model, which is what many of the US players apply today, is a model that has heavy project financing. To get the project financing it needs to be underpinned with 80% plus of the LNG production capacity being tied up in long-term offtake contracts. And that constrains the value that those players can obtain. Now, the uncontracted, of course, they can place in the market, our approach is quite different.

So you’re absolutely right, the US gas market is a very deep one. So a lot of different sourcing opportunities but again, the place where we see the value uplift is in our ability to place the LNG in the marketplace. And one of the things that I think is really attractive is the fact that as we think about selling this LNG we can sell on multiple different indices. So much of the off take from the US now goes into Europe where it’s attracting TTF pricing. You can go the long way around to Asia where you can attract JKM pricing but we’ve also got the ability to contract against oil indexation.

And if you look at the chart of Slide 13, that gives you a flavour for the variability that we see within those three indices and how having LNG exposure on all three indices allows us the opportunity to capture the market at the points in time where one index is out of sync with others.

James Byrne: (Citi, Analyst) Okay. I guess one of the big strengths that Woodside has is you’re very much an engineering company. I don’t think anyone can argue that you’re an absolute Tier 1 operator of your assets and yet, that integrated model from reservoirs to customer, if you came to us in equity markets with a deal of that model we would have a lot of faith in your ability to achieve a 12% IRR. But what you’ve just described around capturing arbitrage, your historic returns in LNG trading still—I just don’t think that that bridges the gap between the infrastructure-like return and the 12% IRR. Do you not think that there is more risk in achieving a 12% IRR with Driftwood than say a legacy-style commercial model of reservoir to customer?

Meg O’Neill: I don’t James, and there are different types of risks in each type of development. And one of the most significant and inherent risks in the integrated model is the reservoir risk. I think the industry has seen examples over the course of time where reservoirs do better than expected, which is always a good problem to have. But there is always the risk of downside performance and so with this model, we trade that reservoir risk for the certainty of being able to buy gas off the US grid, which is an incredibly, incredibly deep market.

And relative to your comments on the trading margins, so part of why we’ve started doing segment reporting for trading is to help the market understand the value uplift associated with that part of our business and the 2022 was anomalous but the prior year, so 2020, sorry, ’23 was anomalous. No, ’22 was anomalous.

Graham Tiver: Yes.

Meg O’Neill: So ’21 and ’24 [Clarification: ’21 and ‘23] we reported about $300 million profit on that business and again, with that very modest capital investment. And again, as we move into Driftwood we’ll be building out the capacity of our LNG business which offers the ability to, again, generate profit with, profit from that part of the organisation.

James Byrne: (Citi, Analyst) Thank you.

Operator: Your next question comes from Adam Martin with E&P. Please, go ahead.

Adam Martin: (E&P Financial, Analyst) Yes, morning Meg and Daniel. Just on the sell down, I suppose you’re expecting a premium on that 50% sell down given what you paid today and clearly Tellurian sort of struggled to get some momentum. You’re bringing obviously a lot of LNG experience, so are you expecting a premium?

Meg O’Neill: Yes.

Adam Martin: (E&P Financial, Analyst) Good. Good. All right…

Meg O’Neill: And look, just to elaborate on that Adam, one of the things that we think we do is help de-risk the pathway to moving this opportunity forward. So with the strength of our balance sheet, our technical and operations capability, our marketing skills, we will give those third parties who have been calling us confidence that we’ll be able to move this opportunity forward and bring LNG online in the late 2020s. So, yes, we do expect to get value for the additional confidence that we bring to the Driftwood opportunity.

Adam Martin: (E&P Financial, Analyst) Good, that makes sense. Just any views on Trump and further US LNG exports? Clearly, the US is going to grow significantly in terms of total LNG exports in the next three to four years. That has a risk of putting upwards pressure on domestic gas prices in North America, just any views or any work you’ve done around in Trump in your due diligence?

Meg O’Neill: Look, the US permitting process is a long and complex one and whilst the President, senior executives can, or executive leaders can say they want things to move quickly, at the end of the day you still have to go through the processes. We do believe we’re advantaged by not having to have all of our LNG committed via offtake agreements to secure project financing. So we think we’ve got a competitive edge to many other projects in this sector. But at the end of the day, Adam, part of why we think this is an attractive opportunity is the growth in the LNG market that we are anticipating.

Slide 15, I think, illustrates this really well. The LNG market over the past decade grew 60%. We’re expecting growth of 50% in the decade ahead. So whilst there is a lot of new LNG potentially coming into the market, there’s also a lot of increased demand for this product. So we’ve got confidence that we’re well positioned. We’re well positioned to be competitive with those other projects and well positioned to capture the market.

Adam Martin: (E&P Financial, Analyst) Okay. Thanks, Meg. That’s all from me.

Meg O’Neill: Thanks, Adam.

Operator: Your next question comes from Mark Wiseman with Macquarie. Please, go ahead.

Mark Wiseman: (Macquarie, Analyst) Hi Meg. Hi Daniel. Thanks for the update. Just a couple of questions, firstly on the upstream gas position, you obviously do produce some gas in the US but not a heap. Tellurian previously had some upstream assets that I think they’ve divested. Could you maybe just articulate what’s the strategy here in terms of gas procurement. Are you ruling out the idea of going out and buying upstream gas supply in the US?

Meg O’Neill: Yes, thanks for the question, Mark. So you’re correct that at one point in time and until fairly recently Tellurian did have an upstream position and they were developing a strategy that included the resource, so more of a full integrated model in the US but that asset has been divested as of just a few weeks ago.

At this point in time, when we look at the US gas production outlook and we look at the US gas opportunity space, we don’t see a driver for us to enter there. So that’s not going to be a priority for us. As we move towards close our focus is very much going to be on bringing in the partners we need, getting the gas—the upstream gas contracted that we need ahead of that time. So that’s not going to be a near-term focus for us. I think I’ve been clear in the past as well, Mark, that when we look at our skills and capabilities our expertise is in things like complex onshore infrastructure. So LNG plants and deepwater developments.

The onshore game is quite a different game so even if we contemplated something in that space we’d be very cautious about how we did that and who we did that with.

Mark Wiseman: (Macquarie, Analyst) Okay. Thank you. Just a final question then, just on this acquisition process, the Board of Tellurian is supporting your one-dollar-per-share offer, is there a chance that other players come in over the top? Is that possible? Could you maybe just describe some of the background to how we got to this point?

Meg O’Neill: Well, look, I think some of those questions are better positioned for Tellurian, but this opportunity’s been under development since 2017 and we’ve been talking on and off about our interest in US LNG with Tellurian and other players for a number of years. We came to a point where we had sufficient confidence that Driftwood was the right opportunity for us. The thing that I’m really excited about is the fact that we’re coming in, so we’ve got a clean slate by acquiring Tellurian. We have full control of the site so we can be very disciplined in our selection of the partners and very disciplined in the commercial models that we put in place as opposed to having to negotiate with existing incumbents.

So that’s part of why I’m excited about this opportunity. I think it’s quite compelling and I feel like we’ve been working very closely with Tellurian. We’ve got a deeper understanding of this opportunity than anyone else in the marketplace. So I don’t expect anyone to come over the top and Tellurian’s Board has fully backed the deal.

Mark Wiseman: (Macquarie, Analyst) Thanks very much.

Operator: Your next question comes from Dale Koenders with Barrenjoey. Please, go ahead.

Dale Koenders: (Barrenjoey, Analyst) Morning, Meg. I was hoping you could confirm that the $900 to $960 a tonne, how did this equate to total project CAPEX when Tellurian was talking about $14.5 billion of Phase 1 CapEx based on $800 a tonne US liquefaction plus $300 a tonne other costs?

Meg O’Neill: I’ll let Daniel handle that question, Dale. Thanks.

Daniel Kalms: Yes, thanks, Dale. So we’ve given you the range of costs to reflect EPC, owner’s costs and contingencies. As we said, it excludes the pipeline. I think over time Tellurian have made various presentations. What I would say is that the cost that we’re giving you are contemporary. As Meg said before, it reflects the current pricing in the market. We will give more detail as we go forward, and we approach FID but to say that we’ve been pretty clear about what the scope is and the current pricing and we can give you more detail as we go forward.

Dale Koenders: (Barrenjoey, Analyst) So will there be other costs on top of that though for Woodside?

Daniel Kalms: The only thing that we’ve excluded that we’ve listed there is the pipeline, but apart from that there are really two elements. There is the cost for the plant, Driftwood LNG, that we’ve given you the $900 to $960 per tonne and then there is the pipeline cost to be added to that.

Dale Koenders: (Barrenjoey, Analyst) Okay. Thanks. Then maybe more of a question for Meg, the Investor Day last year you spoke about peak CapEx in 2024 for the group, with this project it feels like the peak is becoming more of a plateau and that may mean that the material dividend growth post Scarborough in ’26 is now more a 2029 story. I was wondering if you could provide some comments around those two points.

Meg O’Neill: Yes, good question, Dale. So the CapEx profile, of course, depends a bit on the equity interest that we hold at the time that we progress to FID. If you look at our track record on Scarborough, we also have good form in bringing in high-quality partners post-FID. So that certainly is also an option for us. So we do expect that with this opportunity if we move forward at the pace that we are going to pursue it, which is trying to be FID ready in the first quarter of next year, it will keep our capital investments high for 2025 and 2026.

The real big needle mover for us, and it always has been, is when Scarborough comes online in 2026. So that’s a very significant capital investment our equity share. Once that project starts up the significant capital that we’re investing there ramps down and the revenue we generate from that field ramps up. So that’s probably the key pressure point.

Graham Tiver: Dale, it’s Graham Tiver here as well. I think it’s worthwhile calling out the strength of the balance sheet today as well and that we continue to position it in a strong way. As Meg touched on in her presentation, we have gearing at the low end of our range, 13%. We’ve got $8.5 billion in liquidity, we’re very clear on our capital management framework. Even though the—if you wanted to call it—the high CapEx years of ’25 and ’26, we feel comfortable on what we know today. The balance sheet is well positioned, we can still maintain strong shareholder returns while navigating this period.

Dale Koenders: (Barrenjoey, Analyst) Okay, thanks and then maybe just to confirm on James’s question. The 12% IRR for the project, can you achieve that from Phase 1 Driftwood without the optimisation of LNG trading globally, or is that part of your 12% IRR?

Meg O’Neill: Dale, we’ve said that we have a pathway to achieving our capital allocation framework targets and we’ll provide more detail on that as we get closer to that milestone in time.

Dale Koenders: (Barrenjoey, Analyst) Okay. Thank you.

Operator: Your next question comes from Tom Allen, with UBS. Please go ahead.

Tom Allen: (UBS, Analyst) Good morning, Meg and Daniel. Congratulations on the deal that you’ve announced. Just following up the last question from Dale. Just trying to understand the assumptions on the trading uplift. I was wondering if you might be able to share a range on that trading margin or a specific return uplift that you’re targeting. So Shell for example, who I think are the biggest LNG trader in the world still. But they talk to a 3% to 4% uplift on return on capital employed for projects that they achieve by trading the commodities from that project. Is there a similar range that you can share that you’re targeting on Driftwood?

Meg O’Neill: No Tom, as I said, it would be premature to target that. I don’t know that we would want to be breaking that out or we would be likely to break that out. We’re going to look at the investment in its totality and the returns that we expect to achieve.

Tom Allen: (UBS, Analyst) Oka. Thanks Meg. Can you please share some colour on your marketing strategy for the LNG? So what proportion of the Phase 1 and 2 liquefaction capacity might Woodside plan to take into its trading portfolio and the proportion you’d expect to sell? I think you mentioned Meg earlier on the call, a reasonable proportion would go into your portfolio. Just looking for some more colour or range on that capacity please? Then also what proportion of capacity might be planned to be tolled through the plant to third parties?

Meg O’Neill: Two great questions Tom. So there’s probably a difference between the tolling structure and again the commercial entities. Even in our Australia business we’ve structured things to make sure we’ve got clarity that allow us to do things like bring GIP into Pluto Train 2. We have commercial structures that allow us to bring partners into different places in the venture. It’s premature to say what percentage we would retain. If you look at the slide that shows our position in Atlantic and Pacific, one of the things we recognise is having a bigger position in the Atlantic does create additional value for us. So I do expect we’ll retain a reasonable portion of the LNG, but it’ll be too early to say what the quantum is.

Tom Allen: (UBS, Analyst) Okay, I’ll have to go with reasonable for now. Thanks folks.

Meg O’Neill: Thanks Tom.

Operator: Your next question comes from Rob Koh with Morgan Stanley. Please go ahead.

Rob Koh: (Morgan Stanley, Analyst) Good morning. Congrats on the announcement. I guess I just want to explore the other dimension of your capital budgeting framework here, which is payback by seven years. I guess should we be contemplating scenarios where that gets pushed out? Say, if you took a more infrastructure like a pathway or should we still be thinking roughly seven years from first gas?

Meg O’Neill: Thanks Rob. As I said, when we get closer to FID, we’ll provide more comprehensive economic metrics, but we do have a line of sight to achieving our capital allocation framework. It’ll really depend on the combination that we have of equity in the plants and LNG offtake that we retain for ourselves, as well as proceeds from sell-down. So, we’ve got a few levers that we’re going to be endeavouring to pull over the upcoming period, particularly once we’ve closed on the transaction.

Rob Koh: (Morgan Stanley, Analyst) Okay, thank you. I guess, the second question, I just want to make sure I understand how this fits in with your decarbonisation pathway. I think it’s obviously got a lot of design out benefits from latest technology. Then does that mean that your absolute reduction targets just kind of get met through the natural depletion of the other fields? Is that the way to think about it?

Meg O’Neill: First and foremost, Rob, at a headline level, no change to our climate strategy and no change to our emissions reduction targets. So relevant for Driftwood, no change to the 30% reduction in net equity Scope 1 and 2 greenhouse gas emissions by 2030. There’s a chart in there, I think slide 16 shows the low emissions intensity of Driftwood, versus our existing LNG portfolio, which includes trains that were designed in the 1980s, so you can see the positive impact of advanced technology. So for emissions that are above that decline trend line that we’ve committed to, we’ll be looking to design those out, operate them out, or offset where we need to.

Rob Koh: (Morgan Stanley, Analyst) Okay, makes a lot of sense. If I may I’ll just sneak in one more. There was a deal last year with Blue Owl, the sale and lease back deal on the land. I guess that was contingent on FID. Is that still part of your options for pathway to capital allocation?

Meg O’Neill: No, we’re not progressing that option.

Rob Koh: (Morgan Stanley, Analyst) Okay, that’s clear. Thanks so much.

Meg O’Neill: Thanks, Rob.

Operator: Your next question comes from Henry Meyer with Goldman Sachs. Please go ahead.

Henry Meyer: (Goldman Sachs, Analyst) Morning all. Thanks for the updates. Within the Alaska basin you of course have Calypso as an LNG development opportunity as well. Can you share how Driftwood stacks up competitively against Calypso within the portfolio? How you might be juggling the development timing and spend between both projects, perhaps deferring Calypso?

Meg O’Neill: Good question, Henry. If you go back to the chart that shows Atlantic and Pacific, so page,-slide six, it shows that we have options for future growth in both the Pacific and Atlantic. Calypso’s one, Browse and Sunrise are others. All three of those projects have challenges that are being navigated at this point in time. Calypso we’re working through a number of technical matters, as well as working with the government to ensure we’ve got a fiscal framework and talking with potential customers around things like access to Atlantic LNG as well as exploring the domestic market in Trinidad and Tobago. So there’s still a bit of work to do with Calypso. It is more akin to our traditional integrated LNG models. So, again, from reservoir molecules all the way through to LNG deliveries to customers. But the scope and scale of Calypso is a much smaller asset, as we’ve said in the past, two to three TCF. In terms of moving the needle on Woodside’s LNG portfolio it’s an important opportunity but doesn’t really have the scale of the Driftwood.

Henry Meyer: (Goldman Sachs, Analyst) Got it, thanks Meg. Last one from me, just Tellurian already had some HOAs agreed. Can you share you how any existing agreements may be impacted or retained through the acquisition?

Meg O’Neill: It’s a good question. So there’s not a lot of HOAs in place, but we’re keen to continue talking to a range of players who have interest in LNG from the Driftwood project. You know, there’s a variety of ways to bring partners in: equity position is one and offtake contracts is another way. We’ll continue talking to those players, but at this point in time there’s nothing binding. There’s no price binding agreements that would constrain our ability to progress the project as we see best creating value for our shareholders.

Henry Meyer: (Goldman Sachs, Analyst) Got it, thanks Meg.

Meg O’Neill: Thanks, Henry.

Operator: Your next question comes from Angela Macdonald-Smith with AFR. Please go ahead.

Angela Macdonald-Smith: (AFR, Journalist) Thanks for taking my question. Meg, I’m just wondering to what extent the move in the US reflects difficulties Woodside faces to expand energy in Western Australia and in this region. You’ve obviously seen legal challenges, environmental opposition, issues around NOPSEMA approvals et cetera, delays with Browse and Sunrise. Is it just all easier in the US?

Meg O’Neill: Thanks for the question Angela. Woodside remains a proudly Australian company. If you look at our investment in the Scarborough Energy Project, which is going to be a significant asset for us for the very long term, I think that’s a very important proof point. 75% of our production at this point in time is from Australia. So we do have a strong commitment to doing business here and being an Australian headquartered company.

But we do see an opportunity as well, as I mentioned in the pack, to diversify, to gain access to different customers and in many ways to build on the strengths of the team and the capability that we acquired in the BHP merger, to grow a position in North America. I think this gives us better balance as a corporation, but we remain fully committed to Australia.

Angela Macdonald-Smith: (AFR, Journalist) Okay, thanks. Just another one on climate, obviously this is coming just after your shareholder’s rejected Woodside’s climate plan at the AGM. You’ve just explained about how this fits alongside the emission reductions targets, but I’m just wondering if there’s any read through from this on your new energy ambitions and your 2030 goal for investing in new energy?

Meg O’Neill: Thanks Angela. No impacts on our new energy aspirations. And we retain our goal of investing $5 billion in new energy projects and lower carbon opportunities between now and 2030, as well as the associated emissions abatement target of 5 million tonnes per annum for our customers. And the teams continue to work extremely hard to advance those opportunities.

H2OK is the most advanced, but we’re working with customers and offtakers every single day to try to get confidence that we can profitably progress those investment opportunities.

Angela Macdonald-Smith: (AFR, Journalist) Thanks Meg.

Operator: Your next question comes from Mark Busuttil with JP Morgan. Please go ahead.

Mark Busuttil: (JP Morgan, Analyst) Hi Meg. Just a couple of things. As you mentioned, typically these US projects are infrastructure type assets with 70% to 80% gearing and fully contracted. Can you just confirm that’s not the way we should be thinking about it. We should be thinking about it as largely uncontracted, probably 10% to 20% project gearing in line with your targeted gearing range. Which would equate to US$13 billion of attributable CapEx spread over, I don’t know, four to five years. Is that the way we should be thinking about it?

Meg O’Neill: So at the starting point Mark, that is a fair characterisation. But I would note that we do have an intention to bring partners in. We have received a number of unsolicited requests for collaboration in US LNG from high quality counter parties around the world. So I think it would be, I don’t want to get to our FID decision ahead of our FID decision, but from a Woodside perspective, our equity stake, we would intend to finance with our normal financing mechanisms. And what our partners do will be up to our partners.

Mark Busuttil: (JP Morgan, Analyst) Okay and just on the FID side of it then. What things would need to happen before your FID, and it’s obviously not very far away. I mean, the deal completion is the end of the current calendar year and you’re talking about FID ready in the first quarter of next calendar year. Do you need to have a sell down process in place before you sanction the projects or would be prepared to sanction the projects without it?

Do you need to have offtake contracts in place, do you need to have the project finance in place? Can you give me a bit of an understanding of what needs to happen between now and I guess March 25?

Meg O’Neill: Sure, it is a very fast timeline as you note. So first order of business is to address the conditions precedent in the agreement including a Tellurian shareholder vote and as well as other regulatory approvals. So our first goal is to close the transaction. We need to finalise the contract with Bechtel. As I said, it’s recent vintage data, but there are certain things that could not have been done until or and cannot be done until we’re officially at the table with Bechtel to negotiate.

We do want to bring in partners and the conversations as I said are progressing already. Project financing is probably one I can be definitive on. We do not intend to project finance. The timeline to do that is inconsistent with trying to move the project forward at pace so that is not something we would intend to do. As I said to some of the other questions, we’ll be watching very closely as we head towards FID, particularly in the space of sell downs.

We’ll want to have confidence that we can bring partners in, but whether or not everything is signed, sealed and delivered, we’ll take a close look as we get closer to that milestone. But the team is going to be today working to tackle all of those critical path matters that I just described.

Mark Busuttil: (JP Morgan, Analyst) Okay, thanks, Meg.

Operator: Your next question comes from Matt Mckenzie with The West. Please go ahead.

Matt Mckenzie: (The West, Journalist) Good morning. A couple of things and they’re reasonably similar to what Angela asked, but just to get a bit of an idea. Should we consider that investing in America is potentially a better option than Browse or projects in Australia? How do they sort of compare, or can they both be done together?

Meg O’Neill: Look Matt, I think both can be done. Browse as we’ve talked about in the past is extremely important to help meet Western Australia’s domestic gas needs, particularly in the 2030s. So we do continue to push hard to advance Browse. The critical path on Browse is environmental approvals, and that is not fully within our control.

So we do want to make sure that we are advancing opportunities that we have greater control over to help ensure that Woodside is a strong and resilient business. Not just for the 2030s but all the way, sorry not just for the 2020s, but all the way through the 2030s, which is what we think Driftwood offers us.

Matt Mckenzie: (The West, Journalist) Okay and a second question. It seems like you’re making more progress in the US in terms of potential gas investments than say something like H2OK. I’ve been asked to just put to you a question about the broader theme of gas versus green hydrogen. Can you just talk a little bit about how you see that playing out in your portfolio?

Meg O’Neill: We’ve got deep conviction around the role of gas and LNG in particular in helping meet the worlds energy need while it tackles the question of climate change. And Slide 15 in our pack is probably the best illustration of how we think LNG’s demand is going to grow over time. Look, the world also wants to develop low carbon energy sources, but the balance that our customers are trying to strike is the balance between lower carbon and higher cost.

So we want to be working on opportunities that offer both of those things. We’re not zealots about the colour. We think we need to be keeping the aperture open for all sorts of lower carbon energy sources regardless of how they’re manufactured, if it’s electrolysis or if it’s using gas as a feed stock.

Matt Mckenzie: (The West, Journalist) Thank you.

Meg O’Neill: Thanks Matt.

Operator: That concludes our question and answer session. I’ll now hand back to Ms O’Neill for closing remarks.

Meg O’Neill: Alright, well thank you everyone for taking time to participate in the call. Woodside’s Second Quarter 2024 report will be released tomorrow and our Half-Year report on the 27th of August. And I look forward to speaking with all of you again in August. Thank you for joining us today.

Operator: That does conclude our conference for today. Thank you for participating. You may now disconnect.

End of Transcript

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Marcela Louzada	Christine Forster (Australia)
M: +61 456 994 243	M: +61 484 112 469
E: investor@woodside.com	E: christine.forster@woodside.com

Rob Young (United States)
M: +1 281 790 2805
E: robert.young@woodside.com

This announcement was approved and authorised for release by Woodside’s Disclosure Committee.

3. An investor presentation published by Woodside on July 22, 2024 relating to the Acquisition:

WOODSIDE TO ACQUIRE TELLURIAN AND DRIFTWOOD LNG 22 July 2024 www.woodside.com investor@woodside.com

Disclaimer, important notes and assumptions Information expressions. Similarly, statements that describe the objectives, plans, goals or expectations of Woodside are forward-looking statements. • This presentation has been prepared by Woodside Energy Group Ltd (“Woodside”). • Forward-looking statements in this presentation are not guidance, forecasts, guarantees or predictions of future events or • All information included in this presentation, including any forward-looking statements, reflects Woodside’s views held as at the performance, but are in the nature of future expectations that are based on management’s current expectations and assumptions. date of this presentation and, except as required by applicable law, neither Woodside, its related bodies corporate, nor any of their Those statements and any assumptions on which they are based are subject to change without notice and are subject to inherent respective officers, directors, employees, advisers or representatives (“Beneficiaries”) intends to, or undertakes to, or assumes any known and unknown risks, uncertainties, assumptions and other factors, many of which are beyond the control of Woodside, its obligation to, provide any additional information or update or revise any information or forward-looking statements in this related bodies corporate and their respective beneficiaries. Important factors that could cause actual results to differ materially presentation after the date of this presentation, either to make them conform to actual results or as a result of new information, from those in the forward-looking statements include, but are not limited to, the occurrence, or failure or certain events to occur, future events, changes in Woodside’s expectations or otherwise. of any event, change or other circumstances that could give rise to the termination of the merger agreement with Tellurian; the risk • This presentation may contain industry, market and competitive position data that is based on industry publications and studies that the closing conditions for the acquisition of Tellurian will not be satisfied, including the risk that regulatory approvals will not conducted by third parties as well as Woodside’s internal estimates and research. While Woodside believes that each of these be obtained, the risk that Tellurian shareholder approval will not be obtained, the possibility that the transaction will not be publications and third party studies is reliable and has been prepared by a reputable source, Woodside has not independently completed in the expected timeframe or at all, potential adverse effects to the businesses of Tellurian during the pendency of the verified the market and industry data obtained from these third party sources and cannot guarantee the accuracy or completeness transaction, the risk of security holder litigation relating to the transaction, including resulting expense or delay, the potential that of such data. Accordingly, undue reliance should not be placed on any of the industry, market and competitive position data the expected benefits and opportunities of the acquisition, if completed, may not be realised or may take longer to realise than contained in this presentation. expected; challenges inherent in the development of LNG facilities, fluctuations in commodity prices, actual demand for Woodside • To the maximum extent permitted by law, neither Woodside, its related bodies corporate, nor any of their respective Beneficiaries, products, currency fluctuations, geotechnical factors, drilling and production results, gas commercialisation, development assume any liability (including liability for equitable, statutory or other damages) in connection with, any responsibility for, or make progress, operating results, engineering estimates, reserve and resource estimates, loss of market, industry competition, any representation or warranty (express or implied) as to, the fairness, currency, accuracy, adequacy, reliability or completeness of environmental risks, climate related risks, physical risks, legislative, fiscal and regulatory developments, changes in accounting the information or any opinions expressed in this presentation or the reasonableness of any underlying assumptions. standards, economic and financial markets conditions in various countries and regions, political risks, project delay or advancement, regulatory approvals, the impact of armed conflict and political instability (such as the ongoing conflict in Ukraine No offer or advice or the Middle East) on economic activity and oil and gas supply and demand, cost estimates, and the effect of future regulatory or • This presentation is not intended to and does not constitute, form part of, or contain an offer or invitation to sell to Woodside legislative actions on Woodside or the industries in which it operates, including potential changes to tax laws, and the impact of shareholders (or any other person), or a solicitation of an offer from Woodside shareholders (or any other person), or a solicitation general economic conditions, inflationary conditions, prevailing exchange rates and interest rates and conditions in financial of any vote or approval from Woodside shareholders (or any other person) in any jurisdiction. markets. • This presentation has been prepared without reference to the investment objectives, financial and taxation situation or particular • A more detailed summary of the key risks relating to Woodside and its business can be found in the “Risk” section of Woodside’s needs of any Woodside shareholder or any other person. The information contained in this presentation does not constitute, and most recent Annual Report released to the Australian Securities Exchange and the London Stock Exchange and in Woodside’s most should not be taken as, financial product or investment advice. Woodside encourages you to seek independent legal, financial, recent Annual Report on Form 20-F filed with the United States Securities and Exchange Commission (SEC) and available on the taxation and other professional advice before making any investment decision. Woodside website at https://www.woodside.com/investors/reports-investor-briefings. You should review and have regard to these • This presentation shall not be distributed, transmitted, published, reproduced or otherwise made available to any other person, in risks when considering the information contained in this presentation. whole or in part, directly or indirectly, for any purposes whatsoever. In particular, this presentation and the information contained • Investors are strongly cautioned not to place undue reliance on any forward-looking statements. Actual results or performance herein may not be taken or transmitted, in, into or from and may not be copied, forwarded, distributed or transmitted in or into may vary materially from those expressed in, or implied by, any forward-looking statements. any jurisdiction in which such release, publication or distribution would be unlawful. The release, presentation, publication or Important additional information and where to find it distribution of this presentation, in whole or in part, in certain jurisdictions may be restricted by law or regulation, and persons into whose possession this presentation comes should inform themselves about, and observe, any such restrictions. Any failure to • This communication may be deemed to be solicitation material in respect of the proposed acquisition of Tellurian Inc. (“Tellurian”) comply with these restrictions may constitute a violation of the laws of the relevant jurisdiction. Woodside does not accept liability by an affiliate of Woodside. In connection with the proposed transaction, Tellurian intends to file relevant materials with the U.S. to any person in relation to the distribution or possession of this document in or from any such jurisdiction. Securities and Exchange Commission (“SEC”), including Tellurian’s proxy statement in preliminary and definitive form. Promptly after filing the definitive proxy statement, Tellurian will mail the definitive proxy statement and a proxy card to the stockholders of Forward-looking statements Tellurian. • This presentation contains forward-looking statements with respect to Woodside’s business and operations, market conditions, • INVESTORS AND SECURITY HOLDERS OF TELLURIAN ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, results of operations and financial condition, including, for example, but not limited to, statements regarding Woodside’s INCLUDING TELLURIAN’S PROXY STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN proposed acquisition of Tellurian Inc. (“Tellurian”), the development, completion and execution of Woodside’s projects, IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. expectations regarding future capital expenditures, future results of projects, operating activities, new energy products, expectations and plans for renewables production capacity and investments in, and development of, renewables projects, • Investors and security holders of Tellurian are or will be able to obtain these documents (when they are available) free of charge expectations and guidance with respect to production, investment expenditure and gas hub exposure for 2024, and expectations from the SEC’s website at www.sec.gov or free of charge from Tellurian on Tellurian’s investor relations website at regarding the achievement of Woodside’s net equity Scope 1 and 2 greenhouse gas emissions targets. All statements, other than https://tellurianinc.com/. statements of historical or present facts, are forward-looking statements and generally may be identified by the use of forward- looking words such as ‘pathway’, ‘guidance’, ‘foresee’, ‘likely’, ‘potential’, ‘anticipate’, ‘believe’, ‘aim’, ‘estimate’, ‘expect’, ‘intend’, ‘may’, ‘target’, ‘plan’, ‘strategy’, ‘forecast’, ‘outlook’, ‘project’, ‘schedule’, ‘will’, ‘should’, ‘seek’ and other similar words or 2

Disclaimer, important notes and assumptions (continued)

Participants in the solicitation

- This communication does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Woodside, Tellurian and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Tellurian in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the definitive proxy statement referred to above. Security holders may also obtain information regarding the names, affiliations and interests of Woodside's directors and executive officers in the Woodside Annual Report on Form 20-F for the fiscal year ended December 31, 2023, which was filed with the SEC on February 27, 2024. Security holders may obtain information regarding the names, affiliations and interests of Tellurian's directors and executive officers in Tellurian's definitive proxy statement in connection with its 2024 Annual Meeting of Stockholders (the "Tellurian Proxy Statement"), which was filed with the SEC on April 25, 2024, under "Proposal 1 -- Election of Directors to the Company's Board --Background Information About the Nominees and Other Directors," "Proposal 1 -- Election of Directors to the Company's Board --Executive Officers," "Compensation Discussion and Analysis" and "Security Ownership of Certain Beneficial Owners and Management." To the extent that holdings of Tellurian's securities have changed since the amounts printed in the Tellurian Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding Tellurian's transactions with related persons is set forth under the caption "Certain Relationships and Related Party Transactions" in the Tellurian Proxy Statement. Additional information regarding the interests of such individuals in the proposed transaction will be included in the definitive proxy statement relating to the proposed transaction when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC's website at www.sec.gov, Woodside's website at www.woodside.com/investors and Tellurian's website at https://tellurianinc.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Disclosure of reserve information and cautionary note to US investors

- Woodside is an Australian company listed on the Australian Securities Exchange, the New York Stock Exchange and the London Stock Exchange. As noted above, Woodside estimates and reports its Proved (1P) Reserves in accordance with the SEC regulations, which are also compliant with SPE-PRMS guidelines, and estimates and reports its Proved plus Probable (2P) Reserves and Best Estimate (2C) Contingent Resources in accordance with SPE-PRMS guidelines. Woodside reports all of its petroleum resource estimates using definitions consistent with the 2018 Society of Petroleum Engineers (SPE)/World Petroleum Council (WPC)/American Association of Petroleum Geologists (AAPG)/Society of Petroleum Evaluation Engineers (SPEE) Petroleum Resources Management System (PRMS).
- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only Proved, Probable and Possible Reserves, and only when such Reserves have been determined in accordance with the SEC guidelines. In this presentation, Woodside includes estimates of quantities of oil and gas using certain terms, such as "Proved plus Probable (2P) Reserves", "Best Estimate (2C) Contingent Resources", "Reserves and Contingent Resources", "Proved plus Probable", "Developed and Undeveloped", "Probable Developed", "Probable Undeveloped", "Contingent Resources" or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC's definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Woodside from including in filings with the SEC. These types of estimates do not represent, and are not intended to represent, any category of reserves based on SEC definitions, and may differ from and may not be comparable to the same or similarly-named measures used by other companies. These estimates are by their nature more speculative than estimates of proved reserves and would require substantial capital spending over a significant number of years to implement recovery, and accordingly are subject to substantially greater risk of being recovered by Woodside. In addition, actual locations drilled and quantities that may be ultimately recovered from Woodside's properties may differ substantially. Woodside has made no commitment to drill, and likely will not drill, all drilling locations that have been attributable to these quantities. US investors are urged to consider closely the disclosures in Woodside's most recent Annual Report on Form 20-F filed with the SEC and available on the Woodside website at https://www.woodside.com/investors/reports-investor-briefings and its other filings with the SEC, which are available from Woodside at https://www.woodside.com. These reports can also be obtained from the SEC at www.sec.gov.

Assumptions

- Unless otherwise indicated, the targets set out in this presentation have been estimated on the basis of a variety of economic assumptions including: (1) US$70/bbl Brent long-term oil price (2022 real terms, inflated at 2.0%); (2) currently sanctioned projects being delivered in accordance with their current project schedules; and (3) applicable growth opportunities being sanctioned and delivered in accordance with the target schedules provided in this presentation. These growth opportunities are subject to relevant joint venture participant approvals, commercial arrangements with third parties and regulatory approvals being obtained in the timeframe contemplated or at all. Woodside expresses no view as to whether its joint venture participants will agree with and support Woodside's current position in relation to these opportunities, or such commercial arrangements and regulatory approvals will be obtained. Additional assumptions relevant to particular targets or other statements in this presentation may be set out in the relevant slides. Any such additional assumptions are in addition to the assumptions and qualifications applicable to the presentation as a whole.

Climate strategy and emissions data

- All greenhouse gas emissions data in this presentation are estimates, due to the inherent uncertainty and limitations in measuring or quantifying greenhouse gas emissions, and our methodologies for measuring or quantifying greenhouse gas emissions may evolve as best practices continue to develop and data quality and quantity continue to improve.
- Woodside "greenhouse gas" or "emissions" information reported are net equity Scope 1 greenhouse gas emissions, Scope 2 greenhouse gas emissions, and/or Scope 3 greenhouse gas emissions, unless otherwise stated.
- For more information on Woodside's climate strategy and performance, including further details regarding Woodside's targets, aspirations and goals and the underlying methodology, judgements, assumptions and contingencies, refer to Woodside's Climate Transition Action Plan 2023 (CTAP) available on the Woodside website at https://www.woodside.com/sustainability/climate-change. The glossary and footnotes to this presentation provide clarification regarding the use of terms such as "lower carbon" under Woodside's climate strategy. A full glossary of terms used in connection with Woodside's climate strategy is contained in the CTAP.

Non-IFRS Financial Measures

- Throughout this presentation, a range of financial and non-financial measures are used to assess Woodside's performance, including a number of financial measures that are not defined in, and have not been prepared in accordance with, International Financial Reporting Standards (IFRS) and are not recognised measures of financial performance or liquidity under IFRS (Non-IFRS Financial Measures). These measures include EBIT, EBITDA, EBITDA excluding impairment, Gearing, Underlying NPAT, Underlying EPS, Net debt, Free cash flow, Cash margin, Capital expenditure, and Exploration expenditure. These Non-IFRS Financial Measures are defined in the glossary section of this presentation. A quantitative reconciliation of these measures to the most directly comparable financial measure calculated and presented in accordance with IFRS can be found in Woodside's Annual Report for the period ended 31 December 2023.
- Woodside's management uses these measures to monitor Woodside's financial performance alongside IFRS measures to improve the comparability of information between reporting periods and business units and Woodside believes that the Non-IFRS Financial Measures it presents provide a useful means through which to examine the underlying performance of its business.
- Undue reliance should not be placed on the Non-IFRS Financial Measures contained in this presentation and these Non-IFRS Financial Measures should be considered in addition to, and not as a substitute for, or as superior to, measures of financial performance, financial position or cash flows reported in accordance with IFRS. Non-IFRS Financial Measures are not uniformly defined by all companies, including those in Woodside's industry. Accordingly, they may not be comparable with similarly titled measures and disclosures by other companies.

Other important information

- All references to dollars, cents or $ in this presentation are to US currency, unless otherwise stated.
- References to "Woodside" may be references to Woodside Energy Group Ltd and/or its applicable subsidiaries (as the context requires).
- This presentation does not include any express or implied prices at which Woodside will buy or sell financial products.
- A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

3

Acquisition creates a global LNG powerhouse Attractive entry into a scalable, fully permitted, 27.6 Mtpa US LNG development option Providing with a cost-competitive phased development plan energy Pathway to material complementary presence in the Atlantic Basin, enabling value and arbitrage opportunities across the Atlantic and Pacific Basins Creating and returning value Leverages Woodside’s LNG development, operations and marketing expertise to unlock the development, optimise and create value Pathway to significant cash generation underpinning long-term shareholder returns Conducting our business sustainably Sustainability focus through Driftwood LNG’s emissions design-out features and potential to reduce average Scope 1 and 2 emissions intensity of Woodside’s LNG portfolio 4

Compelling transaction with shareholder value potential

Transaction overview

- All-cash acquisition of Tellurian (NYSE-listed)
- Consideration of an all cash payment of ~$900 million, or $1.00 per outstanding share of Tellurian common stock
- Implied enterprise value of ~$1,200 million[1]
- Loan to Tellurian of up to $230 million for interim project funding to ensure continued development momentum[2]

Scope

- Includes the fully permitted, pre-FID Driftwood LNG development opportunity, proposed Driftwood pipeline, and additional 780-acre Site II for future optionality[3]
- Current Driftwood LNG development plan comprises five LNG trains through four phases, with a total permitted capacity of 27.6 Mtpa
- Foundation development includes Phase 1 (11 Mtpa) and Phase 2 (5.5 Mtpa)
- More than $1 billion of expenditure incurred to date, with site construction commenced

Conditions and timing

- Subject to satisfaction of customary conditions precedent including regulatory and other approvals
- Subject to Tellurian shareholder approval
- Transaction expected to complete in Q4 2024
- Targeting FID readiness for Phase 1 of the Driftwood LNG development from Q1 2025

1. Includes $50 million for Tellurian's Series C Convertible Preferred equity shares, ~$90 million of net debt, a $90 million net working capital deficit, $65 million for management and debt change of control costs. Does not include expected interim funding from signing to close or management construction incentive payment awards.
2. The latest maturity date for the loan is 15 December 2024 or the date of transaction completion.
3. Unpermitted.

5

Woodside Energy

Increases LNG portfolio and geographical diversification

Atlantic LNG

Operated

	Stage / capacity (100%)	
Driftwood LNG (Phase 1 and 2)	Pre-FID	**16.5 Mtpa**
Driftwood LNG (Phase 3 and 4)	Pre-FID	**11.1 Mtpa**

Merchant

	Stage / offtake amount	
Corpus Christi[1]	Producing	**0.85 Mtpa**
Commonwealth LNG[2]	Pre-FID	**2.5 Mtpa**

Future growth

Calypso

Operating
Under construction/not sanctioned



Corpus Christi
Driftwood LNG
Commonwealth LNG
Mexico Pacific
Calypso
Sunrise
Browse
North West Shelf
Scarborough
Pluto LNG
Wheatstone

Pacific LNG

Operated

	Stage / equity interest	
NWS Project	Producing	**5.6 Mtpa**
Pluto LNG	Producing	**4.4 Mtpa**
Scarborough (targeting first LNG 2026)	Under construction	**6.0 Mtpa[3]**

Non-operated

	Stage / equity interest	
Wheatstone[4]	Producing	**1.2 Mtpa**

Merchant

	Stage / offtake amount	
Mexico Pacific[5]	Pre-FID	**1.3 Mtpa**

Future growth

Browse

Sunrise

Improves positioning with buyers and enables further marketing optimisation

Expands high-quality LNG asset base

1. Refer to announcement titled 'Corpus Christi Liquefaction LLC conditions satisfied', released 14 May 2015.
2. Refer to media announcement titled 'Commonwealth LNG signs agreements with Woodside', released 5 September 2022.
3. Includes up to 3 Mtpa (gross), 2.25 Mtpa (equity interest) processed through Pluto Train 1.
4. Woodside's 13% non-operated interest in the Wheatstone Project includes the offshore platform, the pipeline to shore and the onshore plant, but excludes the Wheatstone and Iago fields and subsea infrastructure. Woodside also has a 65% interest in the Julimar Development Project.
5. Refer to announcement titled 'Woodside and Mexico Pacific sign LNG supply agreement', released 6 December 2023.

6

Woodside Energy

Driftwood LNG is a high-quality, scalable development option LA Lake Charles TX Driftwood LNG is fully permitted for 27.6 Driftwood LNG Mtpa Cameron Lump-sum turnkey EPC contract strategy with LNG contractor Bechtel Globally advantaged supply source Port Arthur leveraging abundant low-cost US feedgas, Tellurian Site II Commonwealth with multiple connection points Golden Pass Sabine Pass Site II could allow for an additional 30 1 Mtpa in the future Equipment & Liquefaction EPC contractor technology supplier technology supplier 1. Subject to obtaining necessary permits and export authorisation. 7

Phased development allows flexibility 27.6 Mtpa Cumulative Proposed foundation capacity development 22 Mtpa Train 5 Targeting FID readiness for Phase 1 from Q1 (Mtpa) 2025. Pathway to achieving capital allocation Train 4 16.5 Mtpa framework Train 3 11 Mtpa Cost competitive at ~$900-960/tonne for 1 Phase 1 and 2 Train 2 Train 1 Potential returns for future phases benefit from foundation development common Phase 1 Phase 2 Phase 3 Phase 4 infrastructure 3 3 +235,000m +Berth 2 2 x 235,000m storage tank storage tanks Expecting to bring in high-quality partners; Key facilities/ pipeline +Berth 3 targeting equity sell-down of ~50% Berth 1 +32 mile 42” line 37 mile 42” line 1. Current assumption subject to full notice to proceed with EPC contractor. Includes EPC, owner’s costs and contingency costs. Excludes pipeline. 8

Development concept leverages best-in-class technology

Trains 1-3 (5.5 Mtpa per train)

- Engineering, procurement and construction (EPC) contract awarded to Bechtel
- Chart IPSMR liquefaction technology; Chart IPSMR process is a more efficient evolution of proven single-mixed-refrigerant processes
- 12x high efficiency LM6000 PF+ aeroderivative gas turbines for refrigerant drivers (four per train)
- Baker Hughes mixed refrigerant compressors and control units
- Flareless restart without gas recycle

Pipeline

- 37 mile pipeline is fully permitted
- Permitted interconnections provide flexibility in source of gas
- Baker Hughes electric drive ICL zero-emissions compressors; best-in-class for minimising CO_2-e and methane emissions[1]



Proposed
Driftwood LNG site

Phase 1 – Trains 1 and 2

Phase 2 – Train 3

1. Integrated compression line = ICL. Zero-emissions during operation and pressurised stand by. Being an electrical driven compressor, emissions are proportional to electrical grid power generation emissions. In the case of green electrical power, ICL is reducing up to 99% of emissions compared to gas-fired solutions. As defined by Baker Hughes.

9

Woodside Energy

Driftwood LNG is advanced with construction commenced Permits and contracting ▪ All permits in place ▪ Lump-sum turnkey EPC contract strategy; with LNG contractor Bechtel Trains 2 and 3 Train 1 ▪ Gas turbine and LNG compressor ▪ Piling underway foundations complete ▪ Cryogenic rack foundations underway ▪ Coldbox and pre-treatment foundations complete LNG tanks 1 and 2 Other ▪ Rough grading complete▪ Clearing: >95% complete for Phase 1 Driftwood LNG site progress ▪ Tank 2 pipe rack and boil off gas ▪ Utilities: rough grading and foundation (BOG) piling complete piling complete ▪ LNG tanks 1 and 2 piling complete▪ Flare area: piling commenced 10

Leveraging Woodside’s LNG expertise to unlock Driftwood LNG Operational excellence Project track record Marketing capability Demonstrated capability in LNG plant Strong reputation as a reliable energy 35 years of LNG operations development supplier World-class reliability Long-term relationships with Bechtel Long-term relationships with and other key contractors (e.g. Baker customers Proven ability to increase plant Hughes) capacity through de-bottlenecking Experienced marketing and trading Strong project management capabilities teams with global relationships 11

Differentiated approach to US LNG increases margins Shipping and LNG value chain Gas sourcing Liquefaction trading Portfolio approach for marketing allows Infrastructure model▪ Operator receives a fixed toll for liquefaction of third-party volumes 1 Typical US LNG flexibility in contract duration, and oil and gas ▪ Offtakers market the volumes price indexation Enabled by long-term shipping positions, Integrated model ▪ Upstream owners exposed to full value chain 2 Typical Australian LNG trading capability and deep customer relationships Strong balance sheet enables us to optimise ▪ Gas to be sourced from abundant US gas market Woodside’s proposed value across the portfolio ▪ LNG feeds Woodside’s marketing portfolio with option for some tolling approach to Driftwood 3 volumes Leverages elements of integrated model to ▪ Expecting to bring in high-quality partners; targeting equity sell-down increase margin of ~50% 12

A material Atlantic LNG position would enable marketing optionality Volatility in LNG markets enables optimisation and arbitrage Historical US Gulf Coast Netbacks from JKM, European Gas Marker and Brent ($US/MMbtu) 70 Diversification in the Atlantic and Pacific Basins unlocks marketing optimisation 60 and arbitrage potential 50 Diversity of price indices to manage commodity exposure 40 Long shipping position with mix of long- 30 term, mid-term and newbuilds 20 Multiple inbounds from Asian, European end-users, as well as LNG portfolio 10 players and US E&Ps 0 2010 2012 2014 2016 2018 2020 2022 2024 1,4 2,4 3,4 JKM netback European gas marker netback 12-14% Brent range 1. JKM Netback from Japan. 2. EU Gas Marker Netback from Netherlands, uses NBP 2010-2017 & TTF from 2018, and includes regasification fee. 13 3. 12-14% Brent represents the average range of long-term contract pricing. 4. Shipping costs based on Woodside portfolio average.

Disciplined investment through capital management framework Capital management framework No change to dividend policy; continued capacity to pay strong Special dividends Safe, dividends Dividend reliable Strong policy Investment Share buy-backs and low balance (minimum expenditure 50% payout cost sheet Phased development allows ratio) operations Future investment management of investment decisions Excess cash Pathway to significant cash flow generation to underpin future Investment Maintain dividend based on NPAT Targeting 10-20% shareholder returns grade credit excluding non-recurring items, gearing through rating targeting 50-80% payout ratio the cycle 14

LNG is well positioned in the energy transition Growing demand across both the Atlantic and Pacific Basins 1 Demand drivers LNG demand by region (Mtpa) 700 ▪ Customers’ decarbonisation goals >50% 600 ▪ Energy security 500 ▪ Gas as firming power for renewables >60% 400 Pacific Basin Supply pressures 300 ▪ Regulatory environments 200 ▪ Project execution delays 100 Atlantic Basin ▪ Geopolitical Boil Off Gas 0 2000 2010 2020 2030 15 1. Wood Mackenzie LNG Tool (1Q24).

Driftwood supports Woodside's carbon competitiveness

Design-out features

- Flareless restart
- Methane reduction measures and design to minimise leakage
- SOX and NOX reduction
- US-first electric drive pipeline compressors

Potential to reduce the average emissions intensity of Woodside's LNG portfolio[1]



Scope 1 and 2 gross emission intensity (kg CO_2-e/boe production)
50
40
30
20
10
0
Woodside 2023 LNG plants
Woodside 2023 portfolio
Driftwood LNG facility[2]

Favourable future decarbonisation pathways

- Potential CCS solutions
- Phased development allows incorporation of technology advancements
- Supportive State and Federal policy

Woodside's existing emissions reduction targets and net zero aspiration remain unchanged[3]

1. Scope 1 and 2 gross equity greenhouse gas emissions intensity. Woodside LNG plant emissions intensity refers to intensity of production of the LNG product only.
2. Estimate based on information provided by Tellurian.
3. Woodside's net emissions reduction targets are for net equity Scope 1 and 2 greenhouse gas emissions, with a targeted reduction of 15% by 2025, 30% by 2030, with an aspiration of net zero by 2050. The net emissions reduction targets are relative to a starting base representative of the gross annual average equity Scope 1 and 2 greenhouse gas emissions over 2016-2020 and may be adjusted (up or down) for potential equity changes in producing or sanctioned assets with a final investment decision prior to 2021. Please refer to the Glossary starting on page 22 and the section on decarbonisation strategy starting on page 13 of Woodside's Climate Transition Action Plan and 2023 Progress Report for further information on the definition and calculation of Scope 1 and 2 net equity greenhouse gas emissions.

16

Acquisition creates a global LNG powerhouse Attractive entry into a scalable, fully permitted, 27.6 Mtpa US LNG development option Providing with a cost-competitive phased development plan energy Pathway to material complementary presence in the Atlantic Basin, enabling value and arbitrage opportunities across the Atlantic and Pacific Basins Creating and returning value Leverages Woodside’s LNG development, operations and marketing expertise to unlock the development, optimise and create value Pathway to significant cash generation underpinning long-term shareholder returns Conducting our business sustainably Sustainability focus through Driftwood LNG’s emissions design-out features and potential to reduce average Scope 1 and 2 emissions intensity of Woodside’s LNG portfolio 17

Q&A

APPENDIX

Our strategy is to thrive through the energy transition

Thrive through the energy transition



Profitable
Lower Carbon[1]
Resilient
Low cost
Diversified
OPTIMISE VALUE AND SHAREHOLDER RETURNS

Goals which drive our strategic direction

Providing energy through a high-quality portfolio, geographically advantaged to meet growing LNG demand[2]

Creating and returning value through disciplined capital management

Conducting our business sustainably through contribution to environment and communities

1. For Woodside, a lower carbon portfolio is one from which the net equity Scope 1 and 2 greenhouse gas emissions, which includes the use of offsets, are being reduced towards targets, and into which new energy products and lower carbon services are planned to be introduced as a complement to existing and new investments in oil and gas. Our Climate Policy sets out the principles that we believe will assist us achieve this aim.
2. Global LNG demand is forecast to grow 53% to 2033, supported by Europe, China and emerging Asia. Base case scenario. Wood Mackenzie Global Gas Investment Horizon Outlook, October 2023.

20

Woodside Energy

Disciplined capital allocation framework

	OIL	GAS		NEW ENERGY
	OFFSHORE	PIPELINE	LNG	DIVERSIFIED
FOCUS	Generate high returns to fund diversified growth, focusing on high quality resources	Leveraging infrastructure to monetise undeveloped gas, including optionality for hydrogen		New energy products and lower carbon services to reduce customers' emissions: hydrogen, ammonia, CCUS[1]
CHARACTERISTICS	High cash generation Shorter payback period Quick to market	Stable long-term cash flow profile Resilient to commodity pricing	Long-term cash flow Strong forecast demand Upside potential	Developing market Lower capital requirement Lower risk profile
OPPORTUNITY TARGETS	IRR > 15% Payback within 5 years[2]	IRR > 12% Payback within 7 years[2]		IRR > 10% Payback within 10 years[2]
EMISSIONS REDUCTIONS	30% net emissions reduction by 2030, net zero aspiration by 2050 or sooner[3]			

1. CCUS refers to carbon capture utilisation and storage.
2. Payback refers to RFSU + X years.
3. Woodside's net emissions reduction targets are for net equity Scope 1 and 2 greenhouse gas emissions, with a targeted reduction of 15% by 2025, 30% by 2030, with an aspiration of net zero by 2050. The net emissions reduction targets are relative to a starting base representative of the gross annual average equity Scope 1 and 2 greenhouse gas emissions over 2016-2020 and may be adjusted (up or down) for potential equity changes in producing or sanctioned assets with a final investment decision prior to 2021. Please refer to Woodside's Climate Report 2022 (glossary starting on page 59 and the section on decarbonisation strategy starting on page 28) for further information on the definition and calculation of Scope 1 and 2 net equity greenhouse gas emissions.

21

Woodside Energy

Glossary

\$, \$m, \$B	US dollar unless otherwise stated, millions of dollars, billions of dollars
A\$, AUD	Australian dollar
Aspiration	Woodside uses this term to describe an aspiration to seek the achievement of an outcome but where achievement of the outcome is subject to material uncertainties and contingencies such that Woodside considers there is not yet a suitable defined plan or pathway to achieve that outcome.
Bcf	Billion cubic feet
boe, kboe, MMboe, Bboe	Barrel of oil equivalent, thousand barrels of oil equivalent, million barrels of oil equivalent, billion barrels of oil equivalent
Capital expenditure	Includes capital additions on oil and gas properties and evaluation capitalised
CCS	Carbon capture and storage
CCU	Carbon capture and utilisation
CCUS	Carbon capture, utilisation and storage
CH_4	Methane
CO_2	Carbon dioxide
CO_2-e	CO_2 equivalent. The universal unit of measurement to indicate the global warming potential of each of the seven greenhouse gases, expressed in terms of the global warming potential of one unit of carbon dioxide. It is used to evaluate releasing (or avoiding releasing) any greenhouse gas against a common basis.
cps	Cents per share
Decarbonisation	Woodside uses this term to describe activities or pathways that have the effect of moving towards a state that is lower carbon, as defined in this glossary
Equity greenhouse gas emissions	Woodside sets its Scope 1 and 2 greenhouse gas emissions reduction targets on an equity basis. This ensures that the scope of its emissions reduction targets is aligned with its economic interest in its investments. Equity emissions reflect the greenhouse gas emissions from operations according to Woodside's share of equity in the operation. Its equity share of an operation reflects its economic interest in the operation, which is the extent of rights it has to the risks and rewards flowing from the operation[1]
FEED	Front-end engineering design
FID	Final investment decision
Flaring	The controlled burning of gas found in oil and gas reservoirs
FPSO	Floating production storage and offloading
FPU	Floating production unit
Gearing	Net debt divided by net debt and equity attributable to the equity holders of the parent
GHG or greenhouse gas	The seven greenhouse gases listed in the Kyoto Protocol are: carbon dioxide (CO_2); methane (CH_4); nitrous oxide (N_2O); hydrofluorocarbons (HFCs); nitrogen trifluoride (NF_3); perfluorocarbons (PFCs); and sulphur hexafluoride (SF_6)[2]

IFRS	International Financial Reporting Standards Foundation. For more information see www.ifrs.org
IRR	Internal rate of return
JCC	The Japan customs-cleared crude is the average price of customs-cleared crude oil imports into Japan as reported in customs statistics (also known as 'Japanese crude cocktail') and is used as a reference price for long-term supply LNG contracts
JKM	Japan Korea Marker is the North-east Asian spot price index for LNG delivered ex-ship to Japan, South Korea, China and Taiwan.
JV	Joint venture
KGP	Karratha Gas Plant
Liquidity	Cash and undrawn facilities
LNG	Liquefied natural gas
Lower carbon	Woodside uses this term to describe the characteristic of having lower levels of associated potential GHG emissions when compared to historical and/or current conventions or analogues, for example relating to an otherwise similar resource, process, production facility, product or service, or activity
Lower carbon economy	A lower carbon economy is an economy that produces lower levels of greenhouse gas emissions relative to today's economy
Lower carbon energy provider	Woodside uses this term to describe its aspiration to develop a lower carbon portfolio
Lower carbon portfolio	For Woodside, a lower carbon portfolio is one from which the net equity scope 1 and 2 greenhouse gas emissions, which includes the use of offsets, are being reduced towards targets, and into which new energy products and lower carbon services are planned to be introduced as a complement to existing and new investments in oil and gas. Woodside's Climate Policy sets out the principles that we believe will assist us achieve this aim
Lower carbon power	Lower carbon power comes from processes or technologies that produce electricity with a lower greenhouse gas emissions intensity relative to electricity produced from a higher emissions intensity source
Lower carbon services	Woodside uses this term to describe technologies, such as CCUS or offsets, that may be capable of reducing the net greenhouse gas emissions of our customers
MMbbl	Million barrels
MMBtu	Million British thermal units
Mtpa	Million tonnes per annum
Net debt	Interest-bearing liabilities and lease liabilities less cash and cash equivalents
Net equity greenhouse gas emissions	Woodside's equity share of net greenhouse gas emissions which includes the utilisation of carbon credits as offsets

1. World Resources Institute and World Business Council for Sustainable Development 2004. "GHG Protocol: a corporate accounting and reporting standard".
2. Convention on Biological Diversity (1992).

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Woodside Energy

Glossary

Net zero	Net zero emissions are achieved when anthropogenic emissions of greenhouse gases to the atmosphere are balanced by anthropogenic removals over a specified period. Where multiple greenhouse gases are involved, the quantification of net zero emissions depends on the climate metric chosen to compare emissions of different gases (such as global warming potential, global temperature change potential, and others, as well as the chosen time horizon)[1]
New energy	Woodside uses this term to describe energy technologies, such as hydrogen or ammonia, that are emerging in scale but which are expected to grow during the energy transition due to having lower greenhouse gas emissions at the point of use than conventional fossil fuels. May include new energy products that have been manufactured from fossil fuels
NGLs	Natural gas liquids
NPAT	Net profit after tax
NWS	North West Shelf
Operating cash flow	Cash flow from operating activities
Operator, Operated and non-operated	Oil and gas joint venture participants will typically appoint one company as the operator, which will hold the contractual authority to manage joint venture activities on behalf of the joint venture participants. Where Woodside is the operator of a joint venture in which it holds an equity share, this report refers to that joint venture as being operated. Where another company is the operator of a joint venture in which Woodside holds an equity share, this report refers to that joint venture as being non-operated
PRRT	Petroleum resource rent tax
Reserves replacement	Reserves replacement is the extent to which the year's production has been replaced by reserves added to our reserve base. This includes changes resulting from extensions and discoveries, transfers, revisions to previous estimates, and acquisitions and divestments
RFSU	Ready for start-up
Scope 1 greenhouse gas emissions	Direct GHG emissions. These occur from sources that are owned or controlled by the company, for example, emissions from combustion in owned or controlled boilers, furnaces, vehicles, etc.; emissions from chemical production in owned or controlled process equipment. Woodside estimates greenhouse gas emissions, energy values and global warming potentials are estimated in accordance with the relevant reporting regulations in the jurisdiction where the emissions occur (e.g. Australian National Greenhouse and Energy Reporting (NGER), US EPA Greenhouse Gas Reporting Program (GHGRP)). Australian regulatory reporting principles have been used for emissions in jurisdictions where regulations do not yet exist[2]
Scope 2 greenhouse gas emissions	Electricity indirect GHG emissions. Scope 2 accounts for GHG emissions from the generation of purchased electricity consumed by the company. Purchased electricity is defined as electricity that is purchased or otherwise brought into the organisational boundary of the company. Scope 2 emissions physically occur at the facility where electricity is generated. Woodside estimates greenhouse gas emissions, energy values and global warming potentials are estimated in accordance with the relevant reporting regulations in the jurisdiction where the emissions occur (e.g. Australian National Greenhouse and Energy Reporting (NGER), US EPA Greenhouse Gas Reporting Program (GHGRP)). Australian regulatory reporting principles have been used for emissions in jurisdictions where regulations do not yet exist[2]
Scope 3 greenhouse gas emissions	Other indirect GHG emissions. Scope 3 is a reporting category that allows for the treatment of all other indirect emissions. Scope 3 emissions are a consequence of the activities of the company, but occur from sources not owned or controlled by the company. Some examples of Scope 3 activities are extraction and production of purchased materials; transportation of purchased fuels; and use of sold products and services. Please refer to the data table on page 73 for further information on the Scope 3 emissions categories reported by Woodside[2]
Short-, medium and long-term	This report refers to ranges of time as follows: short-term means from now until 2025; medium-term means 2026-2035; long-term means 2036 and beyond. Woodside also refers to "near-term" and "medium-term" in the specific context of its net equity Scope 1 and 2 greenhouse gas emissions reduction targets. In this context, near-term refers to the 2025 as a point in time, and medium term refers to 2030 as a point in time, being the years to which the targets relate
Starting base	For its net equity Scope 1 and 2 emissions targets, Woodside uses a starting base of 6.32 Mt CO_2-e which is representative of the gross annual average equity Scope 1 and 2 greenhouse gas emissions over 2016-2020 and which may be adjusted (up or down) for potential equity changes in producing or sanctioned assets with a final investment decision prior to 2021. Net equity emissions include the utilisation of carbon credits as offsets
Sustainability (including sustainable and sustainably)	References to sustainability (including sustainable and sustainably) are used with reference to Woodside's Sustainability Committee and sustainability related Board policies, as well as in the context of Woodside's aim to ensure its business is sustainable from a long-term perspective, considering a range of factors including economic (including being able to sustain our business in the long term by being low cost and profitable), environmental (including considering our environmental impact and striving for a lower carbon portfolio), social (including supporting our license to operate), and regulatory (including ongoing compliance with relevant legal obligations). Use of the terms 'sustainability', 'sustainable' and 'sustainably' is not intended to imply that Woodside will have no adverse impact on the economy, environment, or society, or that Woodside will achieve any particular economic, environmental, or social outcomes.
Target	Woodside uses this term to describe an intention to seek the achievement of an outcome, where Woodside considers that it has developed a suitably defined plan or pathway to achieve that outcome
TTF	Title transfer facility
USD	United States dollar
Woodside	Woodside Energy Group Ltd ACN 004 898 962 or its applicable subsidiaries
YTD	Year to date

1. IPCC, 2018: Annex I: Glossary [Matthews, J.B.R. (ed.)]. In: Global Warming of 1.5°C. An IPCC Special Report on the impacts of global warming of 1.5°C above pre-industrial levels and related global greenhouse gas emission pathways, in the context of strengthening the global response to the threat of climate change, sustainable development, and efforts to eradicate poverty [Masson-Delmotte, V., P. Zhai, H.-O. Pörtner, D. Roberts, J. Skea, P.R. Shukla, A. Pirani, W. Moufouma-Okia, C. Péan, R. Pidcock, S. Connors, J.B.R. Matthews, Y. Chen, X. Zhou, M.I. Gomis, E. Lonnoy, T. Maycock, M. Tignor, and T. Waterfield (eds.)]. In Press. Page 555.
2. World Resources Institute and World Business Council for Sustainable Development 2004. "GHG Protocol: a corporate accounting and reporting standard".

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Woodside Energy

Head Office: Woodside Energy Group Ltd Mia Yellagonga 11 Mount Street Perth WA 6000 Postal Address: GPO Box D188 Perth WA 6840 Australia T: +61 8 9348 4000 F: +61 8 9214 2777 E: companyinfo@woodside.com Woodside Energy Group Ltd ABN 55 004 898 962 woodside.com

4. Social media posts of Woodside published on July 22, 2024 relating to the Acquisition:

Today, Woodside Energy announced the signing of an agreement to acquire Tellurian Inc. and its US Gulf Coast Driftwood LNG project for ~$900 million. The acquisition significantly expands our US presence and creates one of the world’s leading independent LNG companies—committed to delivering the affordable, reliable and lower-carbon energy our customers need for the energy transition. You can read the full announcement here: http://spr.ly/6041i2dCx

Today, Woodside Energy announced the signing of an agreement to acquire Tellurian and its US Gulf Coast Driftwood LNG project for ~$900 million. The acquisition significantly expands our US presence and creates one of the world’s leading independent LNG companies committed to delivering the affordable, reliable and lower-carbon energy our customers need for the energy transition. You can read the full announcement here: http://spr.ly/6189i2e6D woodsideenergy woodsideenergy Today, Woodside Energy announced the signing of an agreement to acquire Tellurian and its US Gulf Coast Driftwood LNG project for ~$900 million. The acquisition significantly expands our US presence and creates one of the world’s leading independent LNG companies—committed to delivering the affordable, reliable and lower-carbon energy our customers need for the energy transition. You can read the full announcement on our website. 28m M Liked by winter.drew and others 28 minutes ago

Forward-Looking Statements

This communication contains forward-looking statements with respect to Woodside Energy Group LTD’s (“Woodside”) business and operations, market conditions, results of operations and financial condition, including, for example, but not limited to, statements regarding Woodside’s proposed acquisition of Tellurian Inc. (“Tellurian”), the development, completion and execution of Woodside’s projects, expectations regarding future capital expenditures, future results of projects, operating activities, new energy products, expectations and plans for renewables production capacity and investments in, and development of, renewables projects, expectations and guidance with respect to production, investment expenditure and gas hub exposure for 2024, and expectations regarding the achievement of Woodside’s net equity Scope 1 and 2 greenhouse gas emissions targets. All statements, other than statements of historical or present facts, are forward-looking statements and generally may be identified by the use of forward-looking words such as “pathway,” “guidance,” “foresee,” “likely,” “potential,” “anticipate,” “believe,” “aim,” “estimate,” “expect,” “intend,” “may,” “target,” “plan,” “strategy,” “forecast,” “outlook,” “project,” “schedule,” “will,” “should,” “seek” and other similar words or expressions. Similarly, statements that describe the objectives, plans, goals or expectations of Woodside are forward-looking statements.

Forward-looking statements in this communication are not guidance, forecasts, guarantees or predictions of future events or performance, but are in the nature of future expectations that are based on management’s current expectations and assumptions. Those statements and any assumptions on which they are based are subject to change without notice and are subject to inherent known and unknown risks, uncertainties, assumptions and other factors, many of which are beyond the control of Woodside, its related bodies corporate and their respective Beneficiaries. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the occurrence, or failure or certain events to occur, of any event, change or other circumstances that could give rise to the termination of the merger agreement with Tellurian; the risk that the closing conditions for the acquisition of Tellurian will not be satisfied, including the risk that regulatory approvals will not be obtained, the risk that Tellurian shareholder approval will not be obtained, the possibility that the transaction will not be completed in the expected timeframe or at all, potential adverse effects to the businesses of Tellurian during the pendency of the transaction, the risk of security holder litigation relating to the transaction, including resulting expense or delay, the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; challenges inherent in the development of LNG facilities, fluctuations in commodity prices, actual demand for Woodside products, currency fluctuations, geotechnical factors, drilling and production results, gas commercialisation, development progress, operating results, engineering estimates, reserve and resource estimates, loss of market, industry competition, environmental risks, climate related risks, physical risks, legislative, fiscal and regulatory developments, changes in accounting standards, economic and financial markets conditions in various countries and regions, political risks, project delay or advancement, regulatory approvals, the impact of armed conflict and political instability (such as the ongoing conflict in Ukraine or the Middle East) on economic activity and oil and gas supply and demand, cost estimates, and the effect of future regulatory or legislative actions on Woodside or the industries in which it operates, including potential changes to tax laws, and the impact of general economic conditions, inflationary conditions, prevailing exchange rates and interest rates and conditions in financial markets.

A more detailed summary of the key risks relating to Woodside and its business can be found in the “Risk” section of Woodside’s most recent Annual Report released to the Australian Securities Exchange and the London Stock Exchange and in Woodside’s most recent Annual Report on Form 20-F filed with the United States Securities and Exchange Commission (SEC) and available on the Woodside website at https://www.woodside.com/investors/reports-investor-briefings. You should review and have regard to these risks when considering the information contained in this communication.

Investors are strongly cautioned not to place undue reliance on any forward-looking statements. Actual results or performance may vary materially from those expressed in, or implied by, any forward-looking statements.

Important Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Tellurian by an affiliate of Woodside. In connection with the proposed transaction, Tellurian intends to file relevant materials with the U.S. Securities and Exchange Commission (“SEC”), including Tellurian’s proxy statement in preliminary and definitive form. Promptly after filing the definitive proxy statement, Tellurian will mail the definitive proxy statement and a proxy card to the stockholders of Tellurian.

INVESTORS AND SECURITY HOLDERS OF TELLURIAN ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING TELLURIAN’S PROXY STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Investors and security holders of Tellurian are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov or free of charge from Tellurian on Tellurian’s investor relations website at https://tellurianinc.com.

Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Woodside, Tellurian and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Tellurian in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the definitive proxy statement referred to above. Security holders may also obtain information regarding the names, affiliations and interests of the Woodside’s directors and executive officers in the Woodside Annual Report on Form 20-F for the fiscal year ended December 31, 2023, which was filed with the SEC on February 27, 2024. Security holders may obtain information regarding the names, affiliations and interests of Tellurian’s directors and executive officers in Tellurian’s definitive proxy statement in connection with its 2024 Annual Meeting of Stockholders (the “Tellurian Proxy Statement”), which was filed with the SEC on April 25, 2024, under “Proposal 1 —Election of Directors to the Company’s Board —Background Information About the Nominees and Other Directors,” “Proposal 1 —Election of Directors to the Company’s Board —Executive Officers,” “Compensation Discussion and Analysis” and “Security Ownership of Certain Beneficial Owners and Management.” To the extent that holdings of Tellurian’s securities have changed since the amounts printed in the Tellurian Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding Tellurian’s transactions with related persons is set forth under the caption “Certain Relationships and Related Party Transactions” in the Tellurian Proxy Statement. Additional information regarding the interests of such individuals in the proposed transaction will be included in the definitive proxy statement relating to the proposed transaction when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, Woodside’s website at www.woodside.com/investors and Tellurian’s website at https://tellurianinc.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.